EXHIBIT 10.1

DATED 3 JULY 2012

N BETA S.À R.L.

- AND -

CABOT CORPORATION

- AND -

NORIT N.V.

AGREEMENT

FOR THE SALE AND PURCHASE OF

THE ENTIRE ISSUED SHARE CAPITAL

OF

NORIT N.V.

SKADDEN, ARPS, SLATE, MEAGHER & FLOM (UK) LLP

40 BANK STREET

CANARY WHARF

LONDON E14 5DS

(i)

THIS AGREEMENT is made on 3 July 2012

BETWEEN:

(1)	N Beta S.à r.l., a société à responsabilité limitée incorporated under the laws of Luxembourg, having its registered office at 28, boulevard Royal, L-2449 Luxembourg, registered with the Registre de Commerce et des sociétés in Luxembourg under number B 127930 (the “Seller”);

(2)	Cabot Corporation, a company incorporated under the laws of Delaware, having its corporate headquarters at Two Seaport Lane, Suite 1300, Boston, Massachusetts 02210 (the “Purchaser”); and

(3)	Norit N.V., a limited liability company (naamloze vennootschap), with its corporate seat in Amersfoort, The Netherlands, and its place of business at Nijverheidsweg-Noord 72, 3812 PM Amersfoort, registered with the trade register of the Chambers of Commerce under number 34274011, further details of which are set out in Schedule 1 (the “Company”).

WHEREAS:

(A)	The Seller is the legal owner of all issued and outstanding shares in the capital of the Company, further details of which are set out in Schedule 1. The Company is the holding company of a group of companies involved in the research, development, manufacturing, distribution and sale of high-grade activated carbons, as detailed in the group structure chart set out in Schedule 2.

(B)	The Seller wishes to sell and transfer to the Purchaser or a Purchaser Designee, and the Purchaser wishes to purchase and acquire, or cause a Purchaser Designee to purchase and acquire, from the Seller, the Group Companies with economic effect from the Locked Box Date through a sale and purchase of the Sale Shares on the terms and subject to the conditions set out in this Agreement and the Transaction Documents.

(C)	The Seller and the Purchaser are aware of the provisions of the Social and Economic Council Merger Regulation for the protection of employees (SER-Besluit Fusiegedragsregels 2000 ter bescherming van de belangen van werknemers), the provisions of the Dutch Works Councils Act (Wet op de ondernemingsraden) and any other employee consultation regulations, and are both satisfied that they have consulted with the employees of the Group Companies to the extent required prior to the signing of this Agreement.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement:

“Activated Carbon Business” means the research, development, manufacture, distribution and sale of high-grade activated carbons;

“Affiliate” means, in relation to any person, any wholly owned subsidiary, or parent undertaking or ultimate holding company of that person and any other wholly owned subsidiary of that parent undertaking or ultimate holding company; with respect to the Seller and, prior to Completion, the Group Companies, each of the Sponsors (excluding portfolio companies of the Sponsors) and each Group Company is also an Affiliate;

“Affiliate Arrangement” means any Contract, Indebtedness, Encumbrance or Liability between the Seller or an Affiliate of Seller (other than a Group Company), on the one hand, and one or more Group Companies, on the other hand;

“Agent” has the meaning given to that term in Clause 31.1;

“Agreed Form” means, in relation to any document, the form of that document which has been initialled for the purpose of identification by the Purchaser and the Seller;

“Assets” means, with respect to any person, all land, buildings, improvements, leasehold improvements, furniture, furnishings, fixtures, facilities, machinery and equipment and other assets, real or personal, tangible or intangible, owned or leased by such person or any of its Subsidiaries;

“Assumption Agreement” means an Assignment and Assumption Agreement Relating to Certain Rights and Obligations Under the Norit N.V. Share Purchase Agreement, by and between Doughty Hanson & Co. Managers Limited, Euroland Purification II B.V., the Seller and the Purchaser in the form attached as Exhibit 1;

“Assurance” means any warranty, promise, representation, statement, assurance, covenant, collateral contract, agreement, undertaking, indemnity, guarantee or commitment of any nature whatsoever made or given by or on behalf of the Seller or any member of the Seller’s Group prior to Completion;

“Benefit Plans” has the meaning given to that term in paragraph 11.1 of Part B of Schedule 5;

“Business Day” means a day on which banks are open for business in London, Amsterdam and Boston (excluding Saturdays, Sundays and public holidays);

“Civil Procedure Rules” means the Civil Procedure Rules 1998 of England and Wales, which came into effect on 26 April 1999, as amended from time to time;

“Claim” means any claim made by a Party arising out of, pursuant to or in connection with any Transaction Document, or the transactions contemplated thereby or referred to therein, howsoever arising;

“Code” means the Internal Revenue Code of 1986, as amended;

“Companies Act” means the Companies Act 2006 in force on the Signing Date (and, to the extent that any earlier Companies Act is in force, that Act);

“Company” has the meaning given to that term in the recitals;

“Company Warranties” means the warranties contained in Part B of Schedule 5 and “Company Warranty” means any of them;

“Competition Conditions” means the conditions precedent to Completion set out in Clause 3.3;

“Competition Laws” means the HSR Act, the German Competition Law, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolisation or restraint of trade or lessening of competition through merger or acquisition;

“Competitive Business” has the meaning given to that term in Clause 14.1;

“Completion” means completion of the sale, purchase and transfer of the Sale Shares in accordance with Clause 5;

“Completion Amount” has the meaning given to that term in Schedule 7;

“Completion Date” means the date on which Completion occurs;

“Conditions” means the conditions precedent to Completion set out in Clause 3.1, 3.2 and 3.3;

“Confidential Information” has the meaning given to that term in Clause 17.1;

“Contract” means any contract, purchase order, sales order, license, lease and other agreement, commitment, arrangement and understanding;

“CPT Disposition Contract” means the Agreement for the Sale and Purchase of the Whole of the Issued Share Capital of Norit Proces Technologie Holding B.V., among Norit Holding B.V., Norit Proces Technologie Holding B.V., Pentair Netherlands B.V. and Pentair, Inc., dated 2 April 2011, as it may be amended or modified from time to time;

“CPT Business” has the meaning given to that term in the CPT Disposition Contract;

“CPT Matters” means (i) the CPT Disposition Contract and any Claims by any person thereunder or in connection therewith, (ii) the CPT Business and (iii) all actions, expenses, costs or occurrences arising out of or contemplated by the CPT Disposition Contract or arising out of or in connection with the CPT Disposition Contract or CPT Business, including without limitation the disposition of the CPT Business, the Pre-Sale Reorganisation (as defined in the CPT Disposition Contract), the July 2011 Reorganisation and any other restructuring or reorganization arising out of, related or incident to the CPT Business, the CPT Disposition Contract or the disposition of the CPT Business;

“Credit Agreement” means the Credit and Guaranty Agreement entered into on or about 8 July 2011 between, amongst others, Norit Activated Carbon B.V., Norit Holding B.V., certain Subsidiaries of Norit Holding B.V. (as Guarantor Subsidiaries), the Lenders, Deutsche Bank Securities Inc. and Goldman Sachs Bank USA (as Joint Lead Arrangers and Joint Lead Bookrunners), Deutsche Bank AG New York Branch (as Administrative Agent, Collateral Agent and Security Trustee), Goldman Sachs Bank USA (as Syndication Agent) and ING Capital LLC (as Managing Lead Arranger and Documentation Agent);

“Credit Agreement Debt” means all Financial Debt under the Credit Agreement;

“Credit Agreement Debt Amount” means the aggregate amount of all Existing Credit Agreement Debt, as at the scheduled Completion Date;

“Data Room” means the contents of the electronic data room maintained on behalf of the Seller at https://datasite.merrillcorp.com that were available to Purchaser on or before 20 June 2012;

“dealing” has the meaning given to that term in Clause 20.1;

“DHCV” means Doughty Hanson & Co V Limited in its capacity as general partner of the limited partnerships known as Doughty Hanson & Co V LP No. 1 and Doughty Hanson & Co V LP No. 2;

“DHCVM” means Doughty Hanson & Co. Managers Limited in its capacity as manager of the limited partnership known as “Doughty Hanson & Co V LP No. 1” and “Doughty Hanson & Co V LP No. 2”.

“Disclosure Letter” means the letter dated as of the Signing Date written by the Seller to the Purchaser and delivered to the Purchaser prior to the Signing Date;

“Encumbrances” means any lien, pledge, charge (fixed or floating), mortgage, option, guarantee, right of pre-emption, power of sale, right of first refusal or first offer or other third party right, right to acquire, transfer restriction, assignment (including assignment by way of security), usufruct, hypothecation, retention of title, trust arrangement for the purpose of providing security or other security interest or arrangement of any kind and any agreement to create any of the foregoing;

“Environmental Laws” means all Laws (including common law) relating to pollution, protection of the environment or human health, occupational safety and health or sanitation, including Laws relating to emissions, spills, discharges, generation, storage, leaks, injection, leaching, seepage, releases or threatened releases of Waste into the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste, together with any regulation, code, plan, order, decree, permit, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

“Euroland” means Euroland Purification II B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), with its corporate seat in Hengelo, The Netherlands, and its place of business at Hertmerweg 42D, 7625 RH, Zenderen, The Netherlands, registered with the trade register of the Dutch Chambers of Commerce under number 08159887;

“Event” means any transaction, event, act or omission;

“Financial Debt” means Indebtedness described in subclause (i) and (ii) of the definition of “Indebtedness”;

“Financial Statements” has the meaning given to that term in paragraph 3.1 of Part B of Schedule 5;

“Form F-1” means the Form F-1 filed with the SEC on 19 March 2012, as it may be amended from time to time;

“GAAP” means United States generally accepted accounting principles;

“German Competition Law” means the German Act Against Restraints of Competition, (Gesetz gegen Wettbewerbsbeschränkungen), of 1998, as amended;

“Governmental Authority” means any supranational, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any other supranational, governmental, intergovernmental, quasi-governmental authority, body, department or organisation, including the European Union, or any regulatory body appointed by any of the foregoing in each case, in any jurisdiction;

“Group Companies” means the Company and the Subsidiaries, and “Group Company” means any of them;

“Group Insurance Policies” has the meaning given to that term in paragraph 9.1 of Part B of Schedule 5;

“Group Intellectual Property” means all of the Group Companies’ worldwide rights in, to and under Intellectual Property;

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder;

“Indebtedness” means the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including, without limitation, any prepayment premiums, commissions, fees, costs, penalties or expenses) arising under, or any obligations of any Group Company consisting of (i) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money or for the deferred purchase price of property or services (including any related interest accruals and payments in kind, as well as any indebtedness owing to any Affiliate of any Group Company (other than any Group Company wholly owned by the Company), including without limitation all of the foregoing under the Credit Agreement and the Shareholder Loans) and any guarantee of the foregoing of another person, (ii) indebtedness evidenced by any note, bond, debenture or other debt security

(including any related interest accruals and payments in kind), (iii) all net payments required to be made in the event of an early termination of outstanding interest rate, currency and other hedging agreements, (iv) liabilities relating to unfunded obligations with respect to defined benefit retirement and supplemental benefit plans of any Group Company, (v) finance lease obligations, (vi) all obligations issued or assumed as the deferred purchase price of property or services, (vii) all outstanding liabilities relating to reorganization or restructuring activities, (viii) all severance obligations or payments resulting from the consummation of the transactions contemplated by this Agreement, (ix) all payments resulting from the consummation of the transactions contemplated by this Agreement pursuant to the employee certificate bonus plan liabilities, the management participation plan, the management stock options, and other liabilities relating to retention payments initiated by Seller subsequent to the Signing Date, and (x) all obligations as an account party, guarantor or surety with respect to the obligations of a type described in clauses (i) through (ix) above of any person;

“Intellectual Property” means rights in the following: (i) all trademark rights, trade dress, service marks, trade names, domain names and brand names; (ii) all copyrights and all other rights associated therewith; (iii) all patents and all proprietary rights associated with patents; (iv) all Contracts or agreements granting any right, title or license under the intellectual property rights of any third party; (v) all inventions, computer software, trade secrets, websites, royalty rights, and employee covenants and agreements respecting intellectual property; and (vi) all registrations of any of the foregoing, all applications therefor, all goodwill associated with any of the foregoing and all claims for infringement or breach thereof;

“Intragroup Arrangement” means any Contract, Indebtedness, Encumbrance or Liability between a Group Company, on the one hand, and another Group Company, on the other hand;

“Investor Executive” means Messrs Mark Corbidge, Pascal Keutgens, Bernard ten Doeschot, Claus Felder and RJHM Kuipers;

“July 2011 Reorganisation” means the reorganisation undertaken by members of the Seller’s Group as described in the PWC Memo;

“Key Manager” has the meaning given to that term in paragraph 12.3 of Schedule 5;

“Key Technical Employees” means each of Lee Brown, Brian Tucker, John Naussbaum, Richard Payne, Dick McKnight, Jeff Versterre, Han Oude Groeniger, the person who replaced Rinze Tijsma, Gavin Barrack, Wim van De Meulenhof, Alexander Mierop, Lee Galbraith, Scott Murphy and Chris Soap, and “Key Technical Employee” means any one of them;

“Law” or” Laws” means any applicable statute, law, legislation, decision, decree, order, instrument, by-law, ordinance, rule, policy or regulation and other legislative measures or decisions having the force of law, treaties, conventions, rules of common law and all other laws of, or having effect in, any jurisdiction from time to time;

“Leakage” has the meaning given to that term in Clause 10.3;

“Lenders” has the meaning given to that term in the Credit Agreement;

“Liability” or “Liabilities” means any direct or indirect Indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense (including capital improvements), fine, penalty, liability, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, contingent or absolute, secured or unsecured;

“Litigation” means any complaint, action, suit, proceeding, arbitration or other alternate dispute resolution procedure, demand, claim, investigation or inquiry, whether civil, criminal or administrative;

“Locked Box Accounts” means the audited consolidated financial statements of the Group Companies for the fiscal year ended on 31 December 2011;

“Locked Box Date” means 24:00 (CET) on 31 December 2011;

“Long Stop Date” means the date that is 120 days after the date of this Agreement;

“Locked Box Interest Amount” is defined in Clause 2.2.

“Locked Box Date Third Party Debt Amount” has the meaning given to that term in Clause 2.2;

“Management Accounts” has the meaning given to that term in paragraph 3.1 of Part B of Schedule 5;

“Material Adverse Effect” means (1) any material adverse change in, or material adverse effect on, the business, financial condition or results of operations of the Group Companies, taken as a whole; provided, however, that none of the following, in and of itself or themselves, shall constitute a Material Adverse Effect under this subclause (1), or shall otherwise be taken into account in determining the occurrence of a Material Adverse Effect under this subclause (1):

(a)	changes in the global economy generally or capital or financial markets generally (other than which are disproportionately adverse with respect to the Group Companies);

(b)	changes in political conditions generally in any country or countries in which a Group Company operates (other than which are disproportionately adverse with respect to the Group Companies);

(c)	changes that are the result of factors generally affecting any of the industries in which the Group Companies operate or in which products or services of the Group Companies are used or distributed (other than which are disproportionately adverse with respect to the Group Companies); and

(d)	changes resulting from any actions or steps required by the express terms of the Transaction Documents; or

(2) a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement or deliver the Sale Shares to Purchaser or a Purchaser Designee free and clear of all Encumbrances.

“Material Contracts” has the meaning given to that term in paragraph 10.1 of Part B of Schedule 5, and “Material Contract” means any of them;

“Norit Fiscal Unity” means a group tax arrangement and fiscal unity (fiscale eenheid) as referred to in article 15 of the Dutch Corporate Income Tax Act of 1969 (Wet op de vennootschapsbelasting 1969) of which the Company is the parent company.

“North America Segment” means the North America reportable segment of the Group, as used in the Form F-1;

“Notary” means Mr. R.W. Clumpkens or another civil law notary (notaris), or such notary’s substitute, of De Brauw Blackstone Westbroek N.V.;

“Notary Letter” means the letter between, inter alios, the Seller, the Purchaser, the Company, the Lenders and the Notary relating to the steps to be taken and the release of funds paid into the Notary Account at Completion, to be executed prior to Completion in the form attached as Schedule 7;

“Notary’s Account” means the “Notary Account” as defined in the Notary Letter;

“Notice” has the meaning given to that term in Clause 18.1;

“Orders” has the meaning given to that term in paragraph 1.3 of Part A of Schedule 5;

“Party” means a party hereto and “Parties” means more than one or all of them;

“Permits” has the meaning given to that term in paragraph 7.2 of Schedule 5;

“Permitted Leakage” has the meaning given to that term in Clause 10.4;

“Press Announcement” means the press announcement relating to the Transaction in the Agreed Form;

“Proceedings” means any proceeding, claim, suit or action arising out of or in connection with this Agreement or its subject matter (including its validity, formation at issue, effect, interpretation, performance or termination) or any transaction contemplated by this Agreement;

“Products/Services” has the meaning given to that term in paragraph 20.1 of Schedule 5;

“Purchaser” has the meaning given to that term in the Preamble;

“Purchaser Designee” has the meaning given to that term in Clause 2.7;

“Purchaser’s Group” means the Purchaser and all other members of the same group of companies as the Purchaser (including, with effect from Completion, each Group Company);

“PWC Memo” means the PricewaterhouseCoopers tax structure memorandum dated 13 July 2011;

“Real Property” means all real property owned, leased, used or occupied by any Group Company;

“Registered Intellectual Property” has the meaning given to that term in paragraph 12.1 of Part B of Schedule 5;

“Related Persons” has the meaning given to that term in Clause 10.6;

“Release Documentation” means deeds of release or other binding documentation from the applicable lenders and obligees (which in the case of the Credit Agreement shall be the administrative agent thereunder), in form and substance satisfactory to Purchaser, evidencing (i) the repayment in full of all Credit Agreement Debt upon payment of the Credit Agreement Debt Amount, (ii) the termination of all Credit Agreement Debt and all obligations of any Group Company related thereto upon payment of the Credit Agreement Debt Amount and (iii) the full and irrevocable release and discharge of all Encumbrances on or over the Sale Shares or any Assets or securities of a Group Company related to the Credit Agreement Debt upon payment of the Credit Agreement Debt Amount;

“Related Party Loan” means any loan (other than the Shareholder Loan) between a Group Company (or an Affiliate of a Group Company) and the Seller (or an Affiliate of Seller), including any of the foregoing described as a loan to a related party in the Financial Statements or Management Accounts.

“Relief” means any loss, allowance, credit, relief, deduction or set-off in respect of, or taken into account, or capable of being taken into account, in the calculation of a liability to, Tax or any right to a repayment of Tax;

“Representative” means, in relation to any person, such person’s directors, officers, employees, lawyers, accountants, bankers or other advisers, representatives, agents, sub-contractors or brokers;

“Required Information” has the meaning given to that term in Clause 15.3;

“Restricted Actions” means the matters listed in Schedule 6;

“Restriction Period” has the meaning given to that term in Clause 14.1;

“Sale Consideration Amount” has the meaning given to that term in Clause 2.2;

“Sale Shares” means the entire issued share capital of the Company at Completion;

“SEC” means the United States Securities and Exchange Commission;

“Seller” has the meaning given to that term in the Preamble;

“Seller Warranties” means the warranties contained in Part A of Schedule 5 and “Seller Warranty” means any of them;

“Seller’s Group” means the Seller and all other direct and indirect subsidiaries of Seller (including, until Completion, each Group Company);

“Senior Employees” means each of Messrs Ronald Thompson, Rob Davies, Paul Ganzeboom, Gerry Maters, Vito Consiglio, Bart Genemens, John Bandy, Mark Trinske, Atoy Strawder, Han Oude Groeniger, Jan-Willem Vlaanderen, Annemarie Beers, Wim van de Meulenhof, Jeff Versterre, Jasper Van Empelen and “Senior Employee” means any one of them;

“Share Consideration Amount” has the meaning given to that term in Clause 2.2;

“Shareholder Loan” means the cumulative preferred equity certificates and cumulative preferred shares of the Company and any other equity, equity-linked, preferred or similar interest of the Company;

“Shareholder Loan Amount” has the meaning given to that term in Clause 2.2;

“Signing Date” means 20 June 20 2012;

“Specified Claim” means a Claim by Purchaser for (i) breach of a Seller Warranty, or (ii) breach of any undertaking set forth in Clauses 2.1, 10, 13, 14 and 15.1 in this Agreement;

“Sponsors” means Doughty Hanson & Co Managers Limited in its capacity as manager of the limited partnerships known as Doughty Hanson & Co V LP No.1 and Doughty Hanson & Co V LP No.2 and Euroland;

“Subsidiaries” means the entities set out in the group structure chart in Schedule 2 (other than N Alpha S.à.rl. and the Seller) (whether or not “subsidiaries” as construed in Clause 1.2(m)) and “Subsidiary” means any of them;

“Tax” means all forms of taxation, whether direct or indirect, withholding taxes of any nature, levies, duties, governmental fees, premiums or charges or assessments of any kind wherever imposed, including but not limited to: corporate income tax, wage withholding tax, personal income tax, social security contributions, VAT, customs and excise duties, capital duty, transfer tax, dividend tax, stamp duty, real estate (transfer) tax, municipal taxes and levies, anti-pollution taxes and levies, together with related fines, surcharges, interest, penalties, additions to taxes or additional amounts owed, due and payable, levied or announced either by a virtue of law or by any Tax Authority in any jurisdiction, as well as any liability for or in relation to any of the foregoing (i) as transferee or successor, (ii) as a result of having been a member of any group for tax purposes, (iii) by contract, or (iv) for repayment of unlawful state aid;

“Tax Audit” means any audit, investigation, visit, inspection, assessment, discovery, access order, or Litigation from any Tax Authority with respect to any Tax matter of a Group Company;

“Tax Authority” means any government, state or municipality or any local, state, federal or other authority, body or official anywhere in the world exercising a fiscal, revenue, customs or excise function (including, without limitation, the Dutch Belastingdienst);

“Tax Benefit” means (a) any rebate, refund or repayment in respect of Tax actually received by a Group Company or a member of Purchaser’s Group and (b) any reduction of Tax actually owing by a Group Company or a member of Purchaser’s Group;

“Tax Return” means any return, declaration, report, estimate, claim for refund, or information return or statement relating to, filed or required to be filed in connection with, any Taxes, including any schedule, form, attachment thereto or amendment thereof;

“Third Party” has the meaning given to that term in Clause 23.1;

“Total Amount” has the meaning given to that term in Clause 2.2;

“Transaction” means the acquisition by the Purchaser or a Purchaser Designee of the Sale Shares free and clear of all Encumbrances in accordance with the terms of the Transaction Documents;

“Transaction Documents” means this Agreement, the Transfer Deed, the Notary Letter, the Assumption Agreement and any other documents to be entered into pursuant to any such documents;

“Transaction Expenses” means all costs in relation to (i) the transactions contemplated by this Agreement including (a) all fees, costs and expenses of external advisers (including but not limited to investment bankers, attorneys and accountants) engaged by the Seller, its Affiliates or a Group Company in relation to the Transaction, including but not limited to running the Data Room; (b) all Transaction-related bonuses or accelerated benefits payable to any officer, director, employee, shareholder or Affiliate of any Group Company as a result of the Transaction; and (c) all amounts payable to any officer, director, employee, shareholder or Affiliate of any Group Company in respect of share capital owned (including restricted share capital) in any Group Company or in Seller or an Affiliate of Seller by, and options to purchase share capital in any Group Company or in Seller or an Affiliate of Seller granted to, any officer, director, employee, shareholder or Affiliate of any Group Company as a result of the Transaction and (ii) the offering contemplated by the Form F-1, including all fees, costs and expenses of external advisers (including but not limited to investment bankers, attorneys and accountants) engaged by the Seller, its Affiliates or a Group Company in relation to such offering, including but not limited to the (re) financing of the Group Companies and the preparation and filing of the Form F-1;

“Transfer Deed” means the notarial deed of transfer to effect the transfer of the Sale Shares to the Purchaser or a Purchaser Designee, to be executed at Completion in the form attached as Schedule 3;

“VAT” means in relation to any jurisdiction within the European Union, such Tax as may be levied in accordance with (but subject to derogations from) the Directive 2006/112/EC and outside the European Union any Tax levied by reference to added value, sales and/or consumption; and

“Waste” means (i) any petroleum, hazardous or toxic petroleum-derived substance or petroleum product, flammable or explosive material, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, foundry sand or polychlorinated biphenyls (PCBs); (ii) any chemical or other material or substance that is now regulated, classified, restricted or defined as or included in the definition of “hazardous substance,” “hazardous waste,” “hazardous material,” “extremely hazardous substance,” “restricted hazardous waste,” “toxic substance,” “toxic pollutant,” “pollutant” or “contaminant” under any Environmental Law, or any similar denomination intended to classify substance by reason of toxicity, carcinogenicity, ignitability, corrosivity or reactivity under any Environmental Law; or (iii) any other chemical or other material, waste or substance, exposure to which is now prohibited, limited, restricted or regulated by or under any Environmental Law;

“Works Council” means the relevant employee representative body which has been granted certain advising powers in order to ensure the proper consultation and representation of the employees of Norit Nederland B.V.

1.2	In this Agreement, except where the context otherwise requires:

(a)	a reference to Clauses, paragraphs, sub-paragraphs, Schedules and the Recitals are to Clauses, paragraphs, sub-paragraphs and the Recitals of, and the Schedules to, this Agreement;

(b)	a reference to this Agreement or to any specified provision of this Agreement is to this Agreement or provision as in force for the time being, as amended, modified, supplemented, varied, assigned or novated, from time to time;

(c)	a reference to this Agreement includes the Recitals and the Schedules to it, each of which forms part of this Agreement for all purposes;

(d)	a reference to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

(e)	a reference to a “person” shall be construed so as to include any individual, firm, body corporate, joint venture, unincorporated association or partnership (whether or not having separate legal personality), its successors and assigns;

(f)	a reference to writing shall include any mode of reproducing words in a legible and non-transitory form;

(g)	a reference to “indemnify” and “indemnifying” any person against any circumstance includes indemnifying and keeping that person harmless on an after-Tax basis from all actions, claims and proceedings from time to time made against that person and all loss or damage and all payments, costs or expenses made or incurred by that person as a consequence of or which would not have arisen but for that circumstance;

(h)	subject to Clause 18.3, a reference to a time of the day is to London time;

(i)	a reference to “euros” or “€” shall be construed as a reference to the lawful currency for the time being of participating member states for the purposes of the European Monetary Union;

(j)	a reference to “US dollars” or “US$” shall be construed as a reference to the lawful currency of the United States of America;

(k)	a reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates the English legal term in that jurisdiction and references to any English statute or enactment shall be deemed to include any equivalent or analogous laws or rules in any other jurisdiction;

(l)	where in this Agreement a Dutch term is given in italics or in italics and in brackets after an English term and there is any inconsistency between the Dutch and the English term, the meaning of the Dutch term shall prevail;

(m)	the expressions “parent undertaking”, “subsidiary undertaking” and “undertaking” shall have the meaning given in sections 1161, 1162 and 1173 of the Companies Act, the expression “subsidiary”, “holding company” and “wholly-owned subsidiary” shall have the meaning given in section 1159 of the Companies Act and the expression “group” shall have the meaning given in section 474 of the Companies Act;

(n)	the Parties acknowledge that they have participated jointly in the negotiation and drafting of this Agreement. In the event that a question of interpretation arises (including as to the intention of the Parties), no presumption or burden of proof shall arise in favour or against any Party based on the authorship of any provisions;

(o)	words importing the singular include the plural and vice versa, words importing a gender include every gender;

(p)	references to “costs” and/or “expenses” incurred by a person shall not include any amount in respect of VAT comprised in such costs or expenses for which either that person or, if relevant, any other member of the group to which that person belongs for VAT purposes is entitled to credit or repayment as VAT input tax under any applicable provisions of Law;

(q)	all payment amounts referenced in this Agreement are in US dollars unless stated otherwise;

(r)	references to any party shall, where relevant, be deemed to be references to or to include, as appropriate, its permitted successors, assigns or transferees;

(s)	any phrase introduced by the words including, include, in particular or any similar words shall be construed as illustrative rather than exhaustive and shall not limit the meaning of the words preceding them;

(t)	a reference to “to the Seller’s knowledge” shall mean to the knowledge of the Senior Employees having made reasonable enquiries, save for the purposes of paragraph 3.1 of Part A of Schedule 5 only where it shall mean to the knowledge of the Seller having made reasonable enquiry of the Senior Employees and the Investor Executives; and

(u)	headings are inserted for convenience only and shall be ignored in construing this Agreement.

2.	SALE AND PURCHASE OF THE SALE SHARES; REPAYMENT OF EXISTING BANK DEBT

2.1	On and subject to the provisions of this Agreement, at Completion the Seller shall sell, and the Purchaser shall purchase or shall cause a Purchaser Designee to purchase, with economic effect from the Locked Box Date, the Sale Shares, free from all Encumbrances and together with all rights attaching to them as at the Locked Box Date, including the right to receive all dividends and distributions declared, made or paid on or after the Locked Box Date other than any Permitted Leakage.

2.2	The consideration payable by the Purchaser or a Purchaser Designee for the purchase of the Sale Shares shall be an amount in cash equal to:

(a)	$1,100,000,000.00 (the “Total Amount”), minus

(b)	$346,647,000.00 (such amount, the “Locked Box Date Third Party Debt Amount”; the Total Amount minus the Locked Box Date Third Party Debt Amount, the “Sale Consideration Amount”), minus

(c)	an amount equal to all outstanding Indebtedness as of the Completion Date under the Shareholder Loans, which amount shall be notified in writing to the Purchaser by the Seller no later than three Business Days prior to the Completion Date (such amount, the “Shareholder Loan Amount”, and the Sale Consideration Amount minus the Shareholder Loan Amount, the “Share Consideration Amount”); plus

(d)	$10,000,000.00 (the “Locked Box Interest Amount”).

2.3	The Purchaser shall at Completion pay to the Notary for payment in accordance with the Notary Letter, an amount in cash equal to the sum of:

(a)	the Share Consideration Amount;

(b)	the Shareholder Loan Amount;

(c)	the Credit Agreement Debt Amount, which amount shall be notified in writing to the Purchaser by the Seller no later than three Business Days prior to the Completion Date. The Seller shall deliver forms of Release Documentation to the extent agreed with the lending banks to the Purchaser concurrently with the Seller’s notification to the Purchaser of the Credit Agreement Debt Amount; and

(d)	the Locked Box Interest Amount.

2.4	The amounts set forth in Section 2.3 shall be paid in US dollars (provided that to the extent all or any portion of the Credit Agreement Debt Amount or the Shareholder Loan Amount is denominated in euros, such payment may be paid in euros, and the US Dollar value of the Shareholder Loan Amount used for calculating the Share Consideration Amount shall be determined on the basis of the latest available US Dollar/euro exchange rate prior to the Completion Date) on or prior to the date of Completion by wire transfer in cash in immediately available funds into the account nominated by the Notary (the “Notary’s Account”) for receipt for value into the Notary’s Account by 9.00 am (CET) on the Completion Date. Prior to the execution of the Transfer Deed, the Notary shall hold the funds received in the Notary’s Account for the benefit of the Party who has paid those funds, and immediately after the execution of the Transfer Deed, the Notary shall hold the funds for such persons as are specified in the Notary Letter. The Parties acknowledge that none of the Share Consideration Amount, the Credit Agreement Debt Amount, the Locked Box Interest Amount or the Shareholder Loan Amount is subject to Dutch VAT.

2.5	Any payment made by the Seller to the Purchaser or a Purchaser Designee or by the Purchaser or a Purchaser Designee to Seller, as the case may be, under or in respect of any breach of any provision of this Agreement shall so far as possible be treated, for income tax purposes, as an adjustment to the Sale Consideration Amount.

2.6	Unless otherwise expressly stated in this Agreement, all payments to be made under this Agreement shall be made to the Notary, the Seller, the Purchaser, a Purchaser Designee, or the Company to the bank accounts designated by written notice provided to the other Parties, such notice to be delivered at least three Business Days prior to the date for payment.

2.7	At any time prior to the Completion Date, the Purchaser may designate one or more of its Affiliates not party to this Agreement to purchase all or any portion of the Sale Shares or otherwise perform any of the Purchaser’s obligations or undertakings or exercise any of its rights hereunder, or enjoy the rights conferred on Purchaser and the Purchaser Designee under this Agreement (any such Affiliate, a “Purchaser Designee”), provided, that (i) no such designation shall relieve the Purchaser of its obligations under this Agreement and (ii) the Purchaser shall cause any Purchaser Designee to perform any obligation or undertaking hereunder assigned by the Purchaser thereto.

3.	CONDITIONS PRECEDENT

3.1	The obligation of the Purchaser or Purchaser Designee to effect Completion is conditional upon the satisfaction of the following conditions before the Long Stop Date:

(a)	each of the Seller Warranties made by the Seller shall be true and correct in all respects as at the Signing Date and shall be true and correct in all respects at and as of the Completion Date (in each case, without giving effect to materiality or similar phrases in such Seller Warranties) as though such Seller Warranties were made or given on and as of the Completion Date, except where the failure of such Seller Warranties to be so true and correct would not, individually or in the aggregate, have a material adverse effect on the Seller’s ability to consummate the transactions contemplated by this Agreement or prevent the Seller from delivering the Sale Shares to Purchaser free and clear of Encumbrances at Completion;

(b)	each of the Company Warranties (other than the Company Warranties in Sections 4.8 and 18 of Part B of Schedule 5) made by the Company shall be true and correct in all respects as at the Signing Date and shall be true and correct in all respects at and as of the Completion Date (in each case, without giving effect to materiality, Material Adverse Effect or similar phrases in such Company Warranties) as though such Company Warranties were made or given on and as of the Completion Date, except where the failure of such Company Warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect;

(c)	the Seller shall have in all material respects performed and complied with its agreements and obligations under this Agreement that are to be performed or complied with by the Seller on or before the Completion Date, except where the failure of the Seller to do so has been remedied, rectified or indemnified to the satisfaction of the Purchaser acting reasonably or waived in writing by the Purchaser;

3.2	The obligation of the Seller to effect the Completion is conditional upon the satisfaction of the following conditions before the Long Stop Date:

(a)	each of the warranties made by the Purchaser in Clause 9 shall be true and correct in all respects as of the Signing Date and as of the Completion Date; and

(b)	the Purchaser shall have in all material respects performed and complied with its obligations under this Agreement that are to be performed or complied with by the Purchaser on or before the Completion Date, except where the failure of the Purchaser to do so has been remedied, rectified or indemnified to the satisfaction of the Seller acting reasonably or waived in writing by the Seller.

3.3	The obligation of each of the Purchaser and the Seller to effect the Completion is conditional upon the satisfaction of the following additional conditions before the Long Stop Date:

(a)	any waiting period applicable to the Transaction under the HSR Act shall have been terminated or shall have expired; and

(b)	under the German Competition Law, (i) the German antitrust authority (Bundeskartellamt) shall have granted clearance of the Transaction, or (ii) the Transaction shall be cleared pursuant to the lapse of any applicable waiting period.

3.4	In order to satisfy the Competition Conditions, the Purchaser and the Seller shall, and the Seller shall procure that each Group Company shall:

(a)	reasonably cooperate in all respects in the preparation of any filing or notification and in connection with any submission, investigation or inquiry;

(b)	use commercially reasonable endeavours to supply to any Governmental Authority as promptly as practicable any additional information or documentary material requested pursuant to any applicable laws and take all other procedural actions required in order to obtain any necessary clearance or to cause any applicable waiting periods to commence and expire;

(c)	promptly provide each other with copies of any written communication received from or sent to any Governmental Authority (or written summaries of any non-written communication) in connection with any proceeding; and

(d)	absent objection from the relevant Governmental Authority, give each other and their respective advisors the opportunity to participate in all substantive meetings and conferences with any Governmental Authority.

3.5	In addition, each Party undertakes to:

(a)	procure the filing of any necessary submissions to all relevant Governmental Authorities as soon as practicable (and in any event within 15 Business Days after the Signing Date with respect to filings under the HSR Act and the German Competition Law);

(b)	provide the other Party (or Representatives nominated by the other Party) with draft copies of all submissions and communications to Governmental Authorities in relation to satisfaction of the Competition Conditions. The Parties shall provide such copies at such time as will allow the other Party (or its nominated Representatives) a reasonable opportunity to provide comments on such submissions and communications before they are submitted or sent and provide the other Party (or its nominated Representatives) with copies of all such submissions and communications in the form submitted or sent;

(c)	disclose in writing to the other Party promptly upon becoming aware of anything which is reasonably expected to prevent or delay any of the Conditions from being satisfied; and

(d)	in the case of the Purchaser, as promptly as reasonably possible, but not later than within one Business Day of any of the Competition Conditions being satisfied, notify the Seller in writing.

3.6	The Purchaser shall use commercially reasonable endeavours to obtain each consent, approval or waiver or eliminate each and every impediment to the Transaction under any antitrust, competition or trade regulation law before the Long Stop Date; provided, however, that nothing in this Agreement shall require, or be construed to require, the Purchaser (1) to make or commit to make any disposition of Assets of the Purchaser or any of its Subsidiaries or (2) to make or commit to make any disposition of Assets of the Company or any of its Subsidiaries if such disposition would reasonably be expected to materially and adversely affect the Company and its Subsidiaries.

3.7	If one or more of the Conditions:

(a)	remains unsatisfied as at the Long Stop Date; or

(b)	becomes impossible to satisfy before the Long Stop Date;

the provisions of Clause 3.8 shall apply.

3.8	This Clause shall apply only in the circumstances referred to in Clause 3.7 and, if applicable, Clause 5.3. Where this Clause applies, this Agreement, other than Clause 1 (Interpretation), 16 (Announcements), 17 (Confidentiality), 18 (Notices), 21 (Costs and Expenses), 22 (Invalidity), 23 (Third party rights), 26 (Whole Agreement), 28 (Counterparts), 30 (Governing law and jurisdiction) and 31 (Agent for Service of Process), shall automatically terminate with immediate effect and each Party’s rights and obligations, other than those specified above, shall cease immediately on termination. Such termination shall not affect the rights and obligations of any Party existing before termination.

3.9	The Parties agree that monetary damages would not be an adequate remedy for any breach of the terms of this Agreement and that it is the intention of the Parties that either party shall be entitled to an injunction or other equitable relief to specifically enforce this Agreement in accordance with its terms.

3.10	The Conditions in Clause 3.3 above may each be waived jointly by the Seller and the Purchaser. The Conditions in Clause 3.1 above may each be waived by written notice of the Purchaser to the Seller, and the Conditions in Clause 3.2 above may each be waived by written notice of the Seller to the Purchaser.

4.	CONDUCT OF BUSINESS BEFORE COMPLETION

4.1	Subject to Clause 4.2, the Seller shall procure that during the period from the Signing Date to Completion:

(a)	the Group Companies shall continue to carry on business in the normal course in compliance with all Laws applicable to them and in substantially the same manner as their businesses have been carried on before the Signing Date;

(b)	the Group Companies shall pay all premiums due on and use reasonable endeavours to maintain in effect each insurance policy of the Group Companies in effect as of the Signing Date;

(c)	no Group Company shall undertake any Restricted Action; and

(d)	the Company uses reasonable endeavours, if requested by Purchaser, to pursue certain tax rulings or decisions (beschikkingen), provided that pursuing such tax rulings or decisions does not have a negative impact on the business of the Group Companies prior to Completion or the ability to proceed with Completion in accordance with the terms of this Agreement.

4.2	Clause 4.1 shall not operate so as to restrict or prevent:

(a)	any matter undertaken at the written request of the Purchaser or with its specific prior written approval (such approval not to be unreasonably withheld);

(b)	any commercially reasonable action undertaken by any Group Company in an emergency or disaster situation with the intention of minimising any adverse effect thereof, but only for so long as such emergency or disaster situation continues and solely to the extent necessary to mitigate its effects, and provided that Seller shall, to the extent practicable, consult with the Purchaser in advance of any such action and in any event provide prompt written notice to the Purchaser of any action so undertaken;

(c)	the completion or performance of any obligation required to be undertaken pursuant to any written Contract entered into by any Group Company prior to the Signing Date in accordance with the terms of such Contract on the Signing Date and provided that such Contract has been made available in the Data Room to the Purchaser at least five Business Days prior to the Signing Date;

(d)	any act or conduct which any Group Company is required to take, or omit to take, as a result of, or in order to comply with, any law or regulation;

(e)	the entering into in the ordinary course of business of any contract or commitment (other than any contract of a nature described in Clause 10.1(f), 10.1(g) (provided that the dollar amount in 10.1(g) shall be deemed to be $5,000,000) or 10.1(h) of Part B of Schedule 5) on terms consistent with the Company’s current business plan and strategy (and the performance of such contracts or commitments);

(f)	to the extent specifically described in Section 4.2(f) of the Disclosure Letter, any (i) scheduled increases in salaries or wages with respect to any employee of any member of the Group with a total base pay of no more than $125,000, in an absolute amount not to exceed $100,000, and an individual amount not to exceed 3% of such employee’s previous salary or wages prior to the increase or (ii) any scheduled increases in salaries or wages with respect to any employee of any member of the Group as required pursuant to collective bargaining agreements;

(g)	any matters necessary to be undertaken in order to comply with the requirements of any Governmental Authority; or

(h)	any action required by this Agreement or another Transaction Document.

The Purchaser will use reasonable endeavours to respond within five Business Days of receipt of a written request from the Seller for Purchaser approval under Clause 4.2(a) and if no response is received it shall be deemed to be granted.

5.	COMPLETION

5.1	The Seller and the Purchaser shall effect Completion at the offices of the Notary four Business Days after all of the Conditions are satisfied or waived, or at such other time and/or venue as may be agreed in writing between the Seller and the Purchaser.

5.2	Prior to or at Completion the Purchaser shall deliver or take (or cause to be delivered or taken) the documents and actions listed in paragraph 1 of Schedule 4 and subject thereto the Seller shall deliver or take (or cause to be delivered and taken) the documents and actions listed in paragraph 2 of Schedule 4.

5.3	If any foregoing provision of this Clause 5 is not complied with in any material respect the Purchaser (in the case of non-compliance by the Seller) or the Seller (in the case of non-compliance by the Purchaser) shall be entitled (in addition to and without prejudice to all other rights or remedies available to it, including the right to claim damages) by written notice to the other:

(a)	to elect not to proceed with the transactions set out herein whereupon the provisions of Clause 3.8 shall apply; or

(b)	to effect Completion so far as practicable having regard to the non-compliance or defaults which have occurred; or

(c)	to fix a new date for Completion not being later than the Long Stop Date in which case this Clause 5.3 shall apply to Completion as so deferred.

5.4	If the Seller or the Purchaser postpones Completion to another date in accordance with Clause 5.3(c), the provisions of this Agreement apply as if that other date is the Completion Date, provided that the Credit Agreement Debt Amount shall be recalculated.

6.	COMPANY WARRANTIES

6.1	The Company warrants to the Purchaser in the terms of the Company Warranties at the Signing Date and at Completion.

6.2	Each of the Company Warranties set out in each paragraph of Part B of Schedule 5 shall be separate and independent and, save as otherwise expressly provided in this Agreement, shall not be limited by reference to any other paragraph of Part B of Schedule 5.

6.3	The Company Warranties are qualified to the extent, but only to the extent, of those matters fairly disclosed in this Agreement, the Disclosure Letter or the Data Room.

7.	SELLER WARRANTIES

7.1	The Seller warrants to the Purchaser and the Purchaser Designee in the terms of the Seller Warranties at the Signing Date and at Completion.

7.2	Each of the Seller Warranties set out in each paragraph of Part A of Schedule 5 shall be separate and independent and, save as otherwise expressly provided in this Agreement, shall not be limited by reference to any other paragraph of Schedule 5.

7.3	The undertakings of the Seller in this Agreement shall survive Completion in accordance with their terms but following Completion the Seller shall not be liable for monetary damages to the Purchaser in respect of any Claim for breach of an undertaking other than a Specified Claim. With respect to any Specified Claim, Purchaser shall give written notice specifying in reasonable detail the matter which gives rise to such Specified Claim, the nature of the Specified Claim and (to the extent reasonably available to the Purchaser or the Purchaser Designee) the amount claimed, as soon as reasonably practicable after the Purchaser has become aware of such Specified Claim, and in any event by no later than the date falling either (i) six months from the Completion Date in the case of a Claim under Clause 10 or (ii) 18 months from the Completion Date in the case of any other Specified Claim.

7.4	The maximum aggregate liability of the Seller for all Specified Claims shall be the Sale Consideration Amount.

7.5	The Seller undertakes to disclose in writing to the Purchaser as promptly as practicable anything which is or could reasonably be expected to constitute a material breach of or be inconsistent with any of the Seller Warranties or Company Warranties that comes to its notice either before or at the time of Completion.

7.6	The Seller undertakes, if any claim is made against it in connection with the sale of the Sale Shares to the Purchaser or a Purchaser Designee, not to make any claim against any Group Company or any director, employee, agent or adviser of any Group Company on whom it may have relied before agreeing to any term of the Transaction Documents, delivering any certificate pursuant to paragraph 2(a)(v) or (vi) of Schedule 4 or authorising any statement in the Disclosure Letter.

7.7	Nothing in this Agreement shall limit a Party’s remedies in respect of fraud or fraudulent misrepresentation.

8.	LIQUIDATION OF SELLER POST-COMPLETION

The Purchaser hereby acknowledges and agrees that following Completion the sole shareholder of the Seller may if it so wishes appoint a liquidator and commence proceedings in Luxembourg to liquidate the Seller and fully wind up its affairs, provided, that as a condition to such liquidation, DHCVM and Euroland have assumed certain of Seller’s obligations hereunder pursuant to the Assumption Agreement and that the Assumption Agreement remains in full force and effect enforceable against DHCVM and Euroland in accordance with its terms. Upon DHCVM and Euroland entering into and delivering the Assumption Agreement, the Purchaser and any Purchaser Designee further acknowledge and agree that the Purchaser or Purchaser Designee would only have a Claim against the liquidator for (i) non-monetary remedies, or (ii) remedies that do not require the liquidator to pay monies to the Purchaser or any Purchaser Designee.

9.	PURCHASER’S WARRANTIES

9.1	The Purchaser warrants to the Seller that:

(a)	the Purchaser is validly incorporated, in existence and duly registered under the laws of its jurisdiction of incorporation;

(b)	the Purchaser has the requisite power and authority to enter into and to perform each Transaction Document to which it is a party;

(c)	each Transaction Document to be entered into by the Purchaser constitutes or will, when executed, constitute, a legally valid and binding obligation of the Purchaser;

(d)	compliance with the terms of each Transaction Document does not and will not conflict with or constitute a default or a breach under any provision of:

(i)	the certificate of incorporation or by-laws of the Purchaser; or

(ii)	any order, judgment, award, injunction, decree, ordinance, law or regulation or any other restriction of any kind or character by which the Purchaser is bound or submits; or

(iii)	any agreement, instrument or contract to which the Purchaser is a party or by which it is bound;

other than, in the case of the foregoing subclauses (ii) and (iii), as would not, individually or in the aggregate, have a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated by this Agreement;

(e)	except as needed to satisfy the Competition Condition, the Purchaser is not required to obtain any consent or approval of, or give any notice to or make any registration with, any Governmental Authority which has not been obtained or made at the date hereof both on an unconditional basis and on a basis which cannot be revoked (save pursuant to any legal or regulatory entitlement to revoke the same other than by reason of any misrepresentation or misstatement), other than as would not, individually or in the aggregate, have a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated by this Agreement;

(f)	as of the Signing Date, there are no outstanding proceedings pending or, to the knowledge of the Purchaser, threatened against the Purchaser, challenging or seeking to restrain or prohibit any of the transactions contemplated by this Agreement or any other Transaction Document; and

(g)	the Purchaser will have access to sufficient funds on the Completion Date to enable it or the Purchaser Designee to pay the amounts set forth in Section 2.3 of this Agreement.

10.	NO LEAKAGE UNDERTAKING

10.1	The Seller undertakes to the Purchaser and the Purchaser Designee that:

(a)	between the Locked Box Date to (and including) the Signing Date there has not been any Leakage; and

(b)	there shall not be any Leakage other than Permitted Leakage from the Signing Date to (and including) the Completion Date.

10.2	The Seller undertakes that if there is a breach of any of the undertakings set out in Clause 10.1, it shall pay to the Purchaser or, if so requested in writing by the Purchaser, to a Purchaser Designee or a Group Company, an amount in cash (in the same currency as the Leakage) equal to the amount of such Leakage (reduced to take into account any Tax Benefit actually realized by a Group Company as a result of such Leakage, and increased by (i) any Taxes actually payable with respect to the receipt of such payment, and (ii) the product of (A) the reduction of any net operating losses resulting from the receipt of such payment and (B) the applicable statutory Tax rate, provided that this clause (ii) shall not apply to the extent of any increase in net operating losses of the recipient resulting from the Leakage with respect to which such payment is made) and, if applicable to such Leakage, shall terminate, cancel and rescind any and all Contracts that constitute Leakage (other than Permitted Leakage).

10.3	For the purposes of this Agreement, the term “Leakage” means:

(a)	any interest payment or any dividend, or distribution (cash or non-cash) declared, paid, made or agreed or obligated to be made by any Group Company to the Seller or any Related Person, or the issue or sale of any securities of any Group Company to the Seller or any Related Person;

(b)	any other payments paid, made or agreed to be made (including management fees, monitoring fees, service or directors’ fees, bonuses or other compensation of any kind) by any Group Company to or for the benefit of the Seller or any Related Person;

(c)	any transfer of Assets of any Group Company to or for the benefit of the Seller or any Related Person or assumption, indemnification or incurrence by any Group Company of any Liability of or for the benefit of the Seller or any Related Person or any repayment of Indebtedness by the Seller to any related Person or payment by any Group Company of Tax due by the Seller or any Related Person, or any agreement or obligation to take such action;

(d)	any Transaction Expenses to the extent paid, payable, assumed, indemnified or incurred by any Group Company but not including any amounts paid prior to the Locked Box Date;

(e)	any payments made, or agreed to be made by any Group Company to the Seller or any Related Person for the purchase, redemption, repurchase, repayment or acquisition of any share capital or other securities of any member of the Group, or any return of capital to the Seller or any Related Person;

(f)	the waiver or agreement to waive by any Group Company of (i) any amount owed to that Group Company by the Seller or by any Related Person or (ii) any claims by a Group Company in respect of any Contract with the Seller or any Related Person; and

(g)	the payment or agreement to pay by any Group Company of any fees, costs or Tax or other amounts as a result of those matters set out in subclauses (a) to (f) above.

10.4	For the purpose of this Agreement, the term “Permitted Leakage” means the success or exit bonuses related to the Transaction paid to certain directors and employees of Norit Americas, Inc. and Norit Nederland B.V. up to a maximum amount of (i) US$1,348,000 (the aggregate maximum amount for all such persons required to be paid in US Dollars); and (ii) €407,000 (the aggregate maximum amount for all such persons required to be paid in euros), as set forth in Schedule 10.4 of Paragraph 9 (Specific Disclosures) of the Disclosure Letter.

10.5	Without prejudice to the Purchaser’s rights under Clause 10.1 and 10.2, the Parties acknowledge that Schedule 9 sets forth Leakage that is not Permitted Leakage and that such will be deducted from the amount otherwise payable to the Seller pursuant to this Agreement on the Completion Date.

10.6	For the purposes of this Agreement, the term “Related Persons” means, with respect to the Seller, the Affiliates of Seller (other than the Group Companies) and the Seller’s and its Affiliates’ respective directors, officers, members, partners, managers and employees; provided, however, that non-controlling investors in any fund which holds shares in an Affiliate of Seller shall not be deemed a Related Person solely by virtue of such investment.

10.7	For the avoidance of doubt, no amount of Leakage shall be double counted to the extent that it qualifies under one or more sub-Clauses of Clause 10.3 as Leakage.

11.	TAX AFFAIRS

11.1	Schedule 8 will apply to Tax affairs.

12.	BOOKS AND RECORDS

12.1

The Purchaser shall and shall procure that the Group Companies shall retain for a period of 7 years from Completion, or such longer period as may be prescribed by applicable Law, all books, records and other written information relating to the Group

Companies or their assets, liabilities and or business delivered to the Purchaser in connection with the consummation of the Transactions.

12.2	For 7 years following Completion, each Party shall, and Purchaser shall procure that the Group Companies shall, allow the other Parties and their Representatives upon reasonable written notice and at the notifying Party’s expense, reasonable access during normal business hours to such books, records and other information related to the Group Companies, including the right to inspect and take copies, as may be reasonably required by such Party in order to enable such Party to comply with its statutory and contractual obligations, including its obligations under this Agreement, provided that any such access will be conducted under the supervision of personnel of the other Party and in such a manner as not to interfere unreasonably with the normal operation of the business of the other Party or, in the case of the Purchaser, the Group Companies, as the case may be.

12.3	To the extent any such access may result in the disclosure of Confidential Information, the Party receiving such Confidential Information shall in that respect be subject to the restrictions set forth in Clause 17.

13.	NON-SOLICITATION

13.1	The Seller covenants with the Purchaser for itself (and as trustee for each Group Company) that it shall not, and shall procure that no member of the Seller’s Group or Affiliate of Seller following Completion shall, directly or indirectly for a period of two years from Completion, induce or attempt to induce any director (other than a director resigning at Completion) or Senior Employee or Key Technical Employee of a Group Company to leave the employment of or relationship with that Group Company or enter into any employment or services agreement with the Seller or any member of the Seller’s Group or Affiliate of Seller.

13.2	The restriction in Clause 13.1 shall not restrict the placing or procuring the placing of any bona fide recruitment advertisement for employees and communicating with or recruiting, employing or otherwise contracting with any person who, unsolicited by or on behalf of the other Party, responds to such advertisement.

14.	NON-COMPETITION

14.1

The Seller hereby covenants and agrees with the Purchaser (on behalf of itself and as trustee for the Purchaser’s Group) that during the period from the Completion Date until the third anniversary of the Completion Date (the “Restriction Period”), the Seller shall not (and shall cause its Affiliates not to), directly or indirectly (including by means of licensees, subcontractors, distributors, agents or other representatives), (a) engage in, continue in or carry on any business that competes to a material extent with the Activated Carbon Business as carried on by the Group Companies (a “Competitive Business”), or (b) consult with, advise or assist in any way, whether or not for consideration, any Competitive Business, including advertising or otherwise endorsing the products or services of any such competitor, soliciting customers or otherwise serving as an intermediary for any such competitor or loaning money, investing in, purchasing securities of or rendering any other form of financial assistance to any such competitor; provided, however, that the foregoing shall not prohibit the ownership of not more than ten percent (10%) of the securities of any corporation or other entity that is listed on a national securities exchange or traded in the national over-the-counter market. The geographic scope of this covenant not to compete shall extend throughout the world. The Purchaser may sell, assign or otherwise transfer this covenant not to compete, in whole or in part, to any person or entity that purchases all or any portion of the business of the Group Companies. Recognising the specialized nature of the Activated Carbon Business, the Seller acknowledges and agrees that the duration, geographic scope and activity restrictions of this covenant not to compete are reasonable.

14.2	The restrictions in Clause 14.1 shall not prohibit the Seller or any of its Affiliates after Completion from acquiring any company or business and, as a result of such acquisition, acquiring a Competitive Business, provided that the acquired company’s or business’s turnover attributable to such Competitive Business represents less than twenty percent (20%) of the total consolidated turnover of such company or business.

15.	ADDITIONAL SELLER UNDERTAKINGS

15.1	Subject to receiving the Shareholder Loan Amount from the Purchaser or a Purchaser Designee, the Seller shall procure that:

(a)	the Shareholder Loans shall be settled, cancelled, terminated, released and discharged in full on or prior to Completion without any Liability to any member of the Purchaser Group or any Group Company; and

(b)	the Shareholder Loans shall be of no force and effect following Completion.

15.2	From the Signing Date until the Completion Date, except as prohibited by applicable Law, the Seller shall cause the Group Companies and their relevant officers, employees, agents, independent accountants and advisors to furnish to the Purchaser and its Representatives, at reasonable times and places, (a) such access to the facilities and the employees of the Group Companies as the Purchaser may from time to time reasonably request, (b) such access to the assets, books and records of the Group Companies as the Purchaser may from time to time reasonably request and (c) such access to financial and operating data and other information relating to the Group Companies as the Purchaser may from time to time reasonably request, including access to the work papers of the Seller’s and its Affiliates’ and the Group Companies’ auditors (with the consent of such auditors), in each case to the extent that such information can be provided without breaching any relevant competition Law. If, at any time after the Signing Date, the Purchaser wishes to insure against liabilities of the Purchaser and the Group Companies in respect of claims for breaches of the Seller Warranties or Company Warranties, the Seller shall provide such information as a prospective insurer may reasonably require before effecting the insurance, subject to the Purchaser and its insurer only using such information for that purpose and keeping such information confidential in accordance with Clause 17 of this Agreement, and shall otherwise reasonably cooperate with Purchaser in connection therewith.

15.3

From the Signing Date until the Completion Date, the Seller shall cause the Group Companies to, as promptly as reasonably practicable, use reasonable endeavours to, and shall use reasonable endeavours to cause their respective Representatives to, provide to Purchaser such cooperation as reasonably requested by Purchaser in connection with Purchaser’s financing, including: (i) senior management participating in a reasonable number of lender and investor meetings, presentations, road shows, bank sessions, due diligence sessions and sessions with rating agencies; (ii) assisting with the preparation of materials for rating agency presentations, offering documents, confidential information memoranda, private placement memoranda, bank information memoranda, lender slides, prospectuses and similar documents required in connection with the financing, including execution and delivery of customary representation letters in connection with bank information memoranda; (iii) furnishing Purchaser and its financing sources with the financial statements and other information regarding the Group Companies described in Section 2(a)(vii) of Schedule 4 (provided that, for purposes of this Section 15.3, the “Completion Date” in Section 2(a)(vii) of Schedule 4 shall be replaced with “the date such information is requested by Purchaser”) and such other information as reasonably requested by the Purchaser (such information in this clause (iii), the “Required Information”) and projections as to the future performance of the Group Companies; (iv) cooperating in good faith with and assisting Purchaser in obtaining customary accountants’ comfort letters including “negative assurance” comfort and consents of accountants for use of their reports in any materials relating to the financing, legal opinions, appraisals, surveys, title insurance and other customary documentation and items relating to financing as reasonably requested by Purchaser; (v) executing and delivering, as of Completion, any pledge and security documents, other financing documents, as may be reasonably requested by Purchaser on a no personal liability basis and otherwise reasonably facilitating the pledging of collateral (including cooperation in connection with the pay-off of Credit Agreement Debt and the release of related Encumbrances); (vi) taking commercially reasonable actions necessary to (A) permit the prospective lenders involved in the financing to evaluate the Group Companies’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements as of Completion and (B) establish, effective as of Completion, bank and other accounts and blocked account agreements and lock box arrangements in connection with the financing; (vii) taking all corporate actions, subject to Completion, reasonably requested by Purchaser that are necessary or customary to permit the consummation of the financing and the transactions contemplated by this Agreement. The Seller will notify Purchaser of any material error, mistake or omission in the Required Information or the other information provided pursuant to this Clause 15.3 that it becomes aware of and if requested by Purchaser will use its commercially reasonable endeavours to promptly correct such error, mistake or omission. The Seller hereby consents to the use of its and the Group Companies’ names and logos in connection with the financing. Where any action is to be performed or done at or as of Completion, no liability as a result of taking such action prior to Completion shall attach to a Group Company if Completion does not occur. The Purchaser shall indemnify and hold harmless the Seller, Euroland and their respective Related Persons and representatives (other than the Group Companies), and if Completion does not occur, the Group Companies, from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with any action, claim, arbitration, litigation or suit brought by a third party related to the arrangement of any financing by Purchaser (including any action taken in accordance with this Clause 15.3) and any information utilised in connection therewith.

15.4	From the Signing Date to the Completion Date, the Seller shall, and shall cause the Group Companies to, take such actions with respect to any Intragroup Arrangement as Purchaser requests, provided that (i) the effectiveness of any such action may be conditioned upon the occurrence of the Completion and (ii) Seller shall not be required to take any action that conflicts with the performance of Seller’s obligations and undertakings under this Agreement.

15.5	Upon execution of this Agreement, the Seller shall withdraw from registration process with the SEC.

15.6	The Seller shall cooperate in good faith with Purchaser in making any filings, applications or submissions with respect to material site operating or environmental Permits in connection with the Transaction and in seeking any consents, approvals or waivers in connection therewith.

15.7	Between the Signing Date and the Completion Date, Seller will not, and will cause its Affiliates and Representatives not to, entertain, solicit, encourage or facilitate any inquiries or the making of any proposal or offer, or engage in any negotiations or discussions, with respect to, or provide any information in connection with any proposal or inquiry relating to, (i) any merger, reorganization, share exchange, consolidation or similar transaction involving any Group Company, (ii) any purchaser or sale of any equity interest in any Group Company or any material portion of any Group Company’s Assets, or (iii) any other transaction (other than a transaction expressly permitted by this Agreement) that could reasonably be expected to be inconsistent with the consummation by the Seller of the Transaction on the terms hereof.

15.8	Nothing in this Clause 15 shall require the Seller or any of its Affiliates of its or their respective Representatives to disclose any confidential Intellectual Property of the Group.

16.	ANNOUNCEMENTS

16.1	The Parties hereby agree to the release of the Press Announcement promptly following the Signing Date.

16.2	Save for the Press Announcement (and any announcement that is consistent in all material respects with the Press Announcement or any other announcement made in accordance with this Clause 16) and subject to Clause 16.3, no public announcement concerning the existence or subject matter of this Agreement shall be made by any Party without the prior written approval of the Purchaser in the case of any announcement by the Seller, or the Seller in the case of any announcement by the Purchaser, in each case with such approval not to be unreasonably withheld or delayed.

16.3	Notwithstanding Clause 16.2:

(a)	Purchaser may file with or furnish to the SEC any documents or disclosures (including on Form 8-K or 10-Q) it reasonably believes to be required by applicable Law;

(b)	Seller and Purchaser may make any HSR Act or other regulatory filing or disclosure required by Law; and

(c)	Purchaser may make any press release, public announcement or presentation, or hold any meeting or conference call with investors, potential investors or analysts as Purchaser reasonably deems to be customary and appropriate for a publicly held company engaged in a material transaction.

16.4	The restrictions contained in this Clause 16 shall terminate upon Completion.

17.	CONFIDENTIALITY

17.1	Subject to Clauses 17.3 and 17.5, each Party shall, and shall cause its Affiliates to, treat as strictly confidential and not disclose to any other person any data or information received or obtained as a result of entering into or performing this Agreement which relates to the existence of this Agreement, the provisions of this Agreement, the negotiations and subject matter of this Agreement and the other Parties (including written information and information transferred or obtained orally, visually, electronically or by any other means) (“Confidential Information”). In the case of Seller and its Affiliates from and after Completion (other than with respect to administration, compliance, marketing and fundraising activities of such entities), information regarding the Group Companies shall also be considered “Confidential Information.”

17.2	In the event of the termination of this Agreement pursuant to Clause 3.8 or Clause 5.3(a), each Party shall at its own expense, within 7 calendar days of such termination:

(a)	return, or cause to be returned, all Confidential Information provided to it and all copies thereof without keeping any copies thereof;

(b)	destroy, or cause to be destroyed, all analyses, compilations, notes, studies, memoranda or other documents prepared by it to the extent that the same contain, reflect or derive from any Confidential Information, save as required to comply with any Law or the requirements of any Governmental Authority; and

(c)	so far as it is practicable to do so (but, in any event without prejudice to the obligations of confidentiality contained herein), expunge, or cause to be expunged, any Confidential Information relating to each other Party from any computer, word processor or other device save such information as is reasonably necessary to protect the legal rights of the Parties.

17.3	A Party may disclose information which would otherwise be subject to the provisions of Clause 17.1, and may retain information referred to in Clause 17.2, if and to the extent:

(a)	it is required by applicable Law to which such Party is subject;

(b)	it is an announcement made in accordance with the provisions of Clause 16;

(c)	it is required by any securities exchange or Governmental Authority to which any Party is subject or submits, wherever situated, whether or not the requirement for information has the force of law;

(d)	it is disclosed on a strictly confidential basis to the (i) the Representatives of that Party or (ii) in the case of the Purchaser, to a third party for the purposes of securing, arranging or seeking to secure or arrange financing in relation to the Transaction;

(e)	to the extent relevant, it is disclosed on a strictly confidential basis to directors and/or employees of that Party, to its Affiliates or to directors and/or employees of its Affiliates;

(f)	other than in the case of the Seller with respect to information regarding the Group Companies, it was lawfully in its possession or in the possession of any of its Affiliates or Representatives (in either case as evidenced by written records) free of any restriction as to its use or disclosure prior to it being so disclosed;

(g)	the information has come into the public domain through no fault of that Party or any of its Affiliates or Representatives;

(h)	that the Seller (in relation to disclosure by the Purchaser) or the Purchaser (in relation to disclosure by the Seller) has given prior written consent to the disclosure; or

(i)	it is required to enable that Party to perform this Agreement or enforce its rights under this Agreement and/or disclosure is required for the purposes of any Proceedings;

and provided that to the extent permitted by applicable Law or such securities exchange or Governmental Authority any information to be disclosed in reliance on subclauses 17.3(a) or (c) shall be disclosed only after consultation with the Purchaser (in the case of intended disclosure by the Seller) or the Seller (in the case of intended disclosure by the Purchaser) and the Party intending to disclose the confidential information shall take into account and give due consideration to the reasonable comments or requests of such other Party.

17.4	Each of the Parties hereby agrees that it shall not use Confidential Information for any purpose other than in relation to the proper performance of its obligations and exercise of its rights under this Agreement (and the transactions contemplated hereby) or in connection with the business of the Group Companies.

17.5	Each of the Parties undertakes that it shall, and shall procure that its Affiliates shall, only disclose Confidential Information to any of its Representatives to the extent such Party believes in good faith it is reasonably required for purposes connected with this Agreement (or the other Transaction Documents) and only if the Representative is informed of the confidential nature of the Confidential Information.

17.6	The restrictions contained in this Clause 17 shall continue to apply for 24 months following termination of this Agreement.

17.7	Without prejudice to any other rights or remedies that the Parties may have, the Parties acknowledge and agree that damages alone would not be an adequate remedy for any breach by them of this Clause 17 and that the remedies of injunction and specific performance as well as any other equitable relief for any threatened or actual breach of this Clause 17 by any Party would be more appropriate remedies.

17.8	This Clause 17 supersedes the confidentiality agreement dated 22 December 2011 between Purchaser and Doughty Hanson & Co Managers Limited which shall cease to have any further effect from and after the Signing Date.

17.9	Seller acknowledges that Purchaser will file this Agreement with the SEC, pursuant to which this Agreement will become publicly available, and may file other Transaction Documents with the SEC, pursuant to which such Transaction Documents will become publicly available.

18.	NOTICES

18.1	Any notice or other communication to be given under or in connection with this Agreement (save for such notice or communication as constitutes Proceedings) (a “Notice”) shall be:

(a)	in writing in the English language;

(b)	signed by or on behalf of the Party giving it; and

(c)	delivered personally by hand or courier (using an internationally recognised courier company) or by facsimile or by email (subject to receipt being confirmed), to the Party due to receive the Notice, to the address and for the attention of the relevant Party set out in this Clause 18 (or to such other address and/or for such other person’s attention as shall have been notified to the giver of the relevant Notice and become effective (in accordance with this Clause 18) prior to dispatch of the Notice).

18.2	In the absence of evidence of earlier receipt, any Notice served in accordance with Clause 18.1 shall be deemed given and received:

(a)	in the case of personal delivery by hand or courier, at the time of delivery at the address referred to in Clause 18.4;

(b)	in the case of facsimile, when confirmation of its successful transmission has been recorded by the sender’s fax machine; and

(c)	in the case of email, upon acknowledgement of receipt by the recipient.

18.3	For the purposes of this Clause 18:

(a)	all times are to be read as local time in the place of deemed receipt; and

(b)	if deemed receipt under this Clause 18 is not within business hours (meaning 9.00 a.m. to 5.30 p.m. Monday to Friday on a day that is not a public holiday in the place of receipt), the Notice is deemed to have been received at 10:00 a.m. on the next Business Day in the place of receipt.

18.4	The addresses of the Parties for the purpose of this Clause 18 are as follows:

(a)	The Seller:

N Beta S.à r.l.

28, boulevard Royal

L-2449 Luxembourg

With a copy (which shall not constitute, or be essential for, valid notice) to:

Graeme Stening

Head of Legal Affairs

Doughty Hanson & Co

45 Pall Mall

London SW1Y 5JG

UK

Telephone:	+44 (0) 207 663 9484
Fax:	+44 (0) 207 663 9354

And to:

Allan Murray-Jones

Skadden, Arps, Slate, Meagher & Flom (UK) LLP

40 Bank Street

Canary Wharf

London E14 5DS

Telephone:	+44 (0) 207 519 7199
Fax:	+44 (0) 207 072 7199

And to:

Euroland Purification II B.V.

P.O. BOX 92

7620 AB Borne

The Netherlands

Telephone:	+31 (0) 88 56 00 100
Fax:	+31 (0) 88 56 00 109

(b)	The Purchaser (or the Company, from and after Completion):

Cabot Corporation

Two Seaport Lane, Suite 1300

Boston, MA 02210

Attention:	General Counsel
Telephone:	(617) 342-6175
Fax:	(617) 342-6039

With a copy (which shall not constitute, or be essential for, valid notice) to:

Daniel A. Neff

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Telephone:	212-403-1000
Fax:	212-403-2000

Ton Schutte

De Brauw Blackstone Westbroek

Claude Debussylaan 80

1082 MD Amsterdam

The Netherlands

Telephone:	+31 20 577 1771
Fax:	+31 20 577 1775

18.5	In proving service it shall be sufficient to prove that the envelope containing the notice or communication was properly addressed and delivered to the address shown thereon, or that the facsimile containing the notice or communication was transmitted to the fax number of the relevant Party.

18.6	If a Party can reasonably assume that the person for whose attention a Notice is marked in relation to another Party, or a director of such other Party, is aware that such a Notice has been given, such Notice shall be deemed to be validly given from the time at which such person had that awareness.

18.7	Any Party may notify the other Parties of any change to its name, address or facsimile number for the purpose of this Clause 18, provided that such notice shall be sent to each of the other Parties and shall only be effective on:

(a)	the date specified in the notice as the date on which the change is to take effect; or

(b)	if no date is so specified or the date specified is less than three Business Days after which such notice was given (or deemed to be given), the fourth Business Day after the notice was given or deemed to be given.

18.8	A notice or other communication required to be given under or in connection with this Agreement shall not be validly given if sent by email.

19.	POST-COMPLETION UNDERTAKINGS

19.1	The Seller and its Affiliates shall cease to use the “Norit” name and any variations thereof (including by changing the name of any entity whose name contains the “Norit” name or variation thereof) as soon as practicable following Completion and in any event within two months of Completion, provided that the foregoing shall not apply to the Sponsors’ communications with investors or prospective investors, internal administration and compliance with Law.

19.2	The Seller shall cooperate in good faith with Purchaser to procure the consent of the independent auditors of the Group Companies to the filing by the Purchaser with the SEC of the financial statements of the Group Companies following Completion and the incorporation by reference of those financial statements as required by the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and will otherwise reasonably cooperate with the Purchaser in connection therewith.

20.	ASSIGNMENT

20.1	Subject to Clauses 2.7, 8 and 14.1, no Party may assign the benefit of this Agreement (in whole or in part) or transfer, declare a trust of or otherwise dispose of in any manner whatsoever its rights and obligations under this Agreement or sub-contract or delegate its performance under this Agreement (each of the above a “dealing”) without the prior written consent of all of the other Parties, such consent to be at the absolute discretion of the other Parties to withhold.

20.2	Any dealing or purported dealing in contravention of this Clause 20 shall be ineffective.

20.3	Save as in respect of Clause 23, each Party that has rights under this Agreement is acting on its own behalf and not for the benefit of another person.

21.	COSTS AND EXPENSES

21.1	Save as otherwise expressly provided in this Agreement (including but not limited to Clause 10 (No Leakage Undertaking)), each Party shall pay its own costs and expenses in relation to the negotiations leading up to the sale of the Sale Shares and to the preparation, execution and carrying into effect of this Agreement and all of the other Transaction Documents.

21.2	The Purchaser shall pay all filing fees required in connection with notifications required under any Competition Laws.

21.3

All stamp duty and other transfer Tax of any nature payable on or in respect of the transfer of the Sale Shares and any notarial fees shall be borne by the Purchaser or the Purchaser Designee; provided, that the Seller shall indemnify the Purchaser and the Purchaser Designee for any Dutch real estate transfer Tax recapture arising out of, relating to or imposed in connection with any transaction entered into by the Seller, the Company or any of their current or former Affiliates prior to Completion.

22.	INVALIDITY

If at any time any provision of this Agreement shall be held to be illegal, void, invalid or unenforceable in whole or in part under any enactment or Law in any jurisdiction, then:

(a)	such provision shall:

(i)	to the extent that it is illegal, void, invalid or unenforceable be given no effect and shall be deemed not to be included in this Agreement; and

(ii)	not affect or impair the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or the legality, validity or enforceability under the Law of any other jurisdiction of such provision or any other provision of this Agreement; and

(b)	the Parties shall use all reasonable endeavours to replace such a provision with a valid and enforceable substitute provision which carries out, as closely as possible, the intentions of the Parties under this Agreement.

23.	THIRD PARTY RIGHTS

23.1	Subject to Clauses 2.7, 15.2 and 23.2, the parties do not intend that any term of this Agreement should be enforceable by any person other than a Purchaser Designee (a “Third Party”) who is not a party to this Agreement by virtue of the Contracts (Rights of Third Parties) Act 1999 or otherwise.

23.2	The parties intend that any benefits conferred by this Agreement on the Purchaser shall also be conferred upon and enforceable by any Purchaser Designee as defined herein. Any Purchaser Designee shall have the rights shall have the benefits expressed to be conferred on it by this Agreement.

23.3	Notwithstanding the provisions of Clause 23.1 or any benefits conferred by this Agreement on any Third Party by virtue of the Contracts (Rights of Third Parties) Act 1999, the Parties may amend, vary, waive, terminate or rescind this Agreement at any time and in any way without the consent of any Third Party.

24.	NOTARY

The Notary is a civil law notary with De Brauw Blackstone Westbroek N.V., legal advisers to the Purchaser. The Seller acknowledges that it is aware of the provisions of the Ordinance Containing Rules of Professional Conduct and Ethics of the Royal Professional Organisation of Civil Law Notaries. The Seller acknowledges and agrees that De Brauw Blackstone Westbroek N.V. may advise and act on behalf of the Purchaser and its Affiliates with respect to this Agreement, the Transaction Documents and/or any disputes related thereto or arising therefrom.

25.	FURTHER ASSURANCE

Without prejudice to any other provision of this Agreement, each Party shall, at the cost and expense of the requesting Party if such action is not contemplated by the other provisions of this Agreement, on being requested in writing to do so by the requesting Party, do or procure the doing of all such acts and/or execute or procure the execution of such documents or deeds as the requesting Party may from time to time reasonably require in order to vest any of the Sale Shares in the Purchaser free and clear of all Encumbrances.

26.	WHOLE AGREEMENT

26.1	This Agreement together with each of the other Transaction Documents contain the whole and only agreement between the Parties in relation to the transactions contemplated by this Agreement and the Transaction Documents and supersede all previous agreements whether written or oral between all or any of the Parties in relation to such transactions. Accordingly, all other terms, conditions, representations, warranties and any other statements which would otherwise be implied (by Law or otherwise) shall not form part of the Transaction Documents.

26.2	The Purchaser acknowledges and agrees (for itself and on behalf of each other member of the Purchaser’s Group) with the Seller that:

(a)	it and they do not rely on and have not been induced to enter into any of the Transaction Documents on the basis of any Assurances (express or implied) other than those expressly set out in the Transaction Documents or, to the extent that it or they have been, it and they irrevocably and unconditionally agree that they shall have no rights or remedies in relation thereto and shall make no claim in relation thereto or against such parties;

(b)	neither the Seller nor any member of the Group, nor any of their respective Representatives, has given or made any Assurance to the Purchaser or any other member of the Purchaser’s Group or any of their respective Representatives other than those expressly set out in the Transaction Documents or, to the extent that any of them have, the Purchaser hereby (for itself and on behalf of each other member of the Purchaser’s Group and such Representatives) unconditionally and irrevocably waives any claim or remedy which it or they might otherwise have had in relation thereto; and

(c)	any warranty or other right which may be implied by law in relation to the sale of the Sale Shares shall be excluded or, if incapable of exclusion, irrevocably waived;

provided, that the provisions of this Clause 26.2 shall not exclude any liability which any of the Parties or, where appropriate, their Representatives would otherwise have to any other Party or, where appropriate, to any other Party’s Representatives or any right which any of them may have to rescind this Agreement or any Transaction Document in respect of any statements made fraudulently by any of them prior to the execution of this Agreement or any rights which any of them may have in respect of fraudulent misrepresentation by any of them.

26.3	Without prejudice to the foregoing provisions of Clause 26.2, the Purchaser acknowledges and agrees that neither the Seller nor any member of the Group nor their respective Representatives, makes nor has previously made (other than in the Transaction Documents) any representation, warranty or undertaking as to the accuracy of the forecasts, estimates, projections, statements of intent, statements of opinion or any other information provided to the Purchaser or any of its Representatives (howsoever provided) on or prior to the Signing Date, including anything contained in the Data Room or other materials provided at or in relation to the presentations by the Representatives of the Seller and/or the management of the Group Companies to, and the related “Q&A” sessions with, the Purchaser and/or its Representatives.

27.	VARIATION AND WAIVER

27.1	No variation of this Agreement shall be effective unless it is in writing (which for this purpose, does not include email) and signed by or on behalf of each of the Parties. The expression “variation” shall, in each case, include any variation, supplement, deletion or replacement however effected.

27.2	Any waiver or any right or default hereunder shall be effective only in the instance given and will not operate as or imply a waiver of any other or similar right or default on any subsequent occasion. No waiver of this Agreement or of any provision hereof will be effective unless in writing and signed by the Party against whom such waiver is sought to be enforced.

27.3	Any delay by any Party in exercising, or failure to exercise, any right or remedy under this Agreement shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies and no single or partial exercise of any rights or remedy under this Agreement or otherwise shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.

28.	COUNTERPARTS

28.1	This Agreement may be executed in counterparts, and by the Parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement, but the counterparts shall together constitute one and the same instrument.

29.	PAYMENTS AND NO SET-OFF

29.1	Subject to Clauses 2.5 and 10.5, every amount payable under this Agreement by one Party to another shall be made in full without any set-off or counterclaim howsoever arising and shall be free and clear of deduction or withholding of any kind, other than any deduction or withholding required by Law. No Party shall be entitled to deduct and withhold any amount from any payments made pursuant to this Agreement unless and to the extent it is required to so deduct and withhold under applicable Law. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction or withholding was made.

29.2	Unless otherwise expressly stated in this Agreement, all payments to be made under this Agreement shall be made in US dollars to such account as the receiving Party directs by notice to the paying Party.

30.	GOVERNING LAW AND JURISDICTION

30.1	This Agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter shall be governed by, and construed in accordance with, English law.

30.2	The Parties irrevocably agree to submit to the exclusive jurisdiction of the courts of England to settle any claim, dispute or difference (including non-contractual claims, disputes or differences) which may arise out of or in connection with this Agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) and that accordingly any Proceedings be brought in such courts.

30.3	Each Party waives (and agrees not to raise) any objection, on the ground of inconvenient forum or on any other ground, to the bringing of Proceedings in the English courts.

30.4	Each Party irrevocably agrees that a judgment or order against it in Proceedings brought in England shall (provided there is no appeal pending or open) be conclusive and binding upon it and may be enforced against it in the courts of any other jurisdiction.

31.	AGENT FOR SERVICE OF PROCESS

31.1	Each Party which is not a company incorporated in England and Wales shall at all times maintain an agent for service of process in England. The Seller irrevocably appoints Doughty Hanson & Co Managers Limited of 45 Pall Mall, London SW1Y 5JG and the Purchaser irrevocably appoints Slaughter and May of One Bunhill Row, London EC1Y 8YY (each such entity or any replacement agent appointed pursuant to this Clause 31.1 the “Agent”) as its agent for such purpose.

31.2	Without prejudice to any other permitted mode of service, each Party agrees that service of any claim form, notice or other document for the purpose of any Proceedings begun in England shall be duly served upon it if served on the Agent in any manner permitted by the Civil Procedure Rules.

31.3	If for any reason the Agent appointed by any Party at any time ceases to act as such, the Party shall promptly appoint another such agent and promptly notify the other Parties of the appointment and the new agent’s name and address. If the Party concerned does not make such an appointment within 7 Business Days of such cessation, then any other Party may do so on behalf of such defaulting Party and at its sole expense and shall notify the other Parties in writing if it does so.

AS WITNESS the hands of the parties or their duly authorised officers on the date first written on page 1 of this Agreement.

SCHEDULE 1

THE COMPANY

1.	Name:	Norit N.V.

2.	Registered Number:	34274011

3.	Date of Incorporation:	15 May 2007

4.	Jurisdiction of Incorporation:	The Netherlands

5.	Official Seat:	Amersfoort

6.	Registered Office:	Nijverheidsweg-Noord 72, (3812 PM) Amersfoort, The Netherlands

7.	Directors:	Mark Corbidge ( Director A), René Kuipers (Director B), Bernard ten Doeschot (Director B), Ronald Thompson (Director B), Gerardus Maters (Director B)

8.	Secretary:	Not applicable

9.	Issued Capital:	€9,248,368

10.	Registered Shareholder(s):	N Beta S.à r.l.

11.	Accounting Reference Date:	31 December

12.	Auditors:	KPMG

SCHEDULE 2
GROUP STRUCTURE CHART

NORIT GROUP
Corporate Structure
(as at 22 June 2012)
N Alpha S.à.r.l.
100%
N Beta S.à.r.l.
100%
Norit N.V.
(f.k.a. N Gamma B.V.)
100%
N International B.V.
(f.k.a. Norit International B.V.)
100%
Norit Activated Carbon BV
100%
Norit Holding B.V.
(f.k.a. N Bidco B.V.)
100%
Norit International N.V.
(f.k.a. Norit N.V.)
100%
Tironex B.V.
100%
Norit Real Estate B.V.
100%
Norit Vastgoed B.V.
100%
(Spain Repr. Office)
Norit EAPA Holding B.V.
(f.k.a. Norit Actieve Kool Holding B.V.)
(Moscow Repr. Office)
Norit Marssteden BV
(dormant)
Anglo Dutch Water Carbons Ltd. (dormant)
100%
Norit Americas Holding Inc.
(f.k.a. DH N Americas Inc.)
100%
Norit Canada Inc.
Norit China
(formation pending)
50%
Bienfait A.C. J.V.
(non-entity)
0,05%
N.V. Norit Belgium
99,95%
Norit (France) S.a.r.l.
100%
Norit Deutschland GmbH
100%
Norit Singapore Pte Ltd
100%
Norit Japan Co. Ltd.
100%
Norit Nederland B.V.
100%
Norit Italia SpA
100%
Norit (UK) Holding Limited
100%
Norit (UK) Limited
100%
Purton Carbons Limited
100%
Norit Americas Inc.
100%
Marshall Mine LLC
49%
Clarimex SA de CV
75%
Brascarbo

SCHEDULE 3

TRANSFER DEED

On the [•] two thousand and twelve, appearing before me,

René Clumpkens, a civil-law notary in Amsterdam, are:

I. [•], acting in his capacity of [director] of:

N Beta S.à r.l., a société à responsabilicé limitée incorporated under the laws of Luxembourg, having its registered office at 28, boulevard Royal, L-2449 Luxembourg, registered with the Registre de Commerce et des sociétés in Luxembourg under number B 127930 (“Seller”)

II. [•], acting in his capacity of [director] of:

[•] (“Purchaser”); and

III. [•] and [•],

acting in their capacity of [directors A and B, respectively], of:

Norit N.V., a limited liability company (naamloze vennootschap), with its corporate seat in Amersfoort, The Netherlands, and its place of business at (3812 PM) Amersfoort, Nijverheidsweg-Noord 72, registered with the trade register under number 34274011 (the “Company”).

RECITALS

The Seller and the Purchaser agree that:

1. The Seller is the holder of [•] ([•]) ordinary shares and [•] ([•]) preference shares in the capital of the Company, numbered [•] up to and including [•], each share having a par value of [•] (€[•]) (the “Shares”).

2. As evidenced by an agreement dated the [•] day of [•] two thousand and twelve (the “Share Purchase Agreement”), the Seller has sold the Shares to the Purchaser and the Purchaser has purchased the Shares from the Seller. A copy of the Share Purchase Agreement is annexed to this deed.

TRANSFER OF SHARES

The Seller and the Purchaser further agree:

Article 1. Transfer

1.1. In performance of the Share Purchase Agreement, the Seller hereby transfers the Shares to the Purchaser, who hereby accepts the Shares.

Article 2. Purchase price and discharge

2.1. The purchase price has been set out in the Share Purchase Agreement. The purchase price has been transferred by the Purchaser to the notarial escrow account of De Brauw Blackstone Westbroek N.V.

2.2. The Seller hereby discharges the Purchaser from the obligation to pay the purchase price.

Article 3. Warranties of Seller

3.1. Subject to the terms and limitations contained in the Share Purchase Agreement, in connection with the transfer of the Shares under this deed, the Seller represents and warrants all that is warranted pursuant to Clause 7 of the Share Purchase Agreement.

Article 4. Share Purchase Agreement

4.1. To the extent not expressly provided otherwise in this deed, the provisions of the Share Purchase Agreement remain in effect between the parties.

Article 5. Acquisition of the Shares

5.1. The Seller declares that it acquired the Shares as follows:

- [•] ordinary shares by notarial deed of [•], executed on the [•] day of [•] before [•];

- [•] ordinary shares and [•] preference shares by notarial deed of [•], executed on the [•] day of [•] before [•].

Article 6. Restrictions on transfer

6.1. With respect to compliance with the restrictions on the transfer of shares in the Company’s articles of association, the Seller declares that because the Seller is the sole shareholder of the Company, the restrictions on the transfer of shares are not applicable.

Article 7. Representation of Seller and Purchaser

7.1. The Seller and the Purchaser declare that neither the legal act(s) included in this deed nor the title(s) of such act(s) conflict with Chapter 5 of the Competition Act (Mededingingswet).

Article 8. Company’s representation

8.1. The Company hereby declares that it acknowledges the transfer of the Shares and undertakes to enter this transfer in the shareholders’ register of the Company.

Article 9. Rescission

9.1. The parties shall not be entitled, on any grounds whatsoever, to rescind the Share Purchase Agreement.

CONCLUSION

The person appearing in connection with this deed is known to me, a civil-law notary, and the identity of the person appearing has been established by me, a civil-law notary, on the basis of the above-mentioned document which is designated for such purpose.

THIS DEED

is executed in Amsterdam on the date stated at the head of the deed.

The substance of this deed and an explanation of the deed have been communicated to the person appearing, who has expressly taken cognisance of its contents and has agreed to its limited reading.

After a limited reading in accordance with the law, this deed was signed by the person appearing and by me, a civil-law notary, at [    ] hours.

SCHEDULE 4

COMPLETION

1.	The Purchaser shall or shall cause a Purchaser Designee to:

(a)	transfer to the Notary’s Account the cash amounts set forth in Clause 2.3.

(b)	deliver or procure delivery to the Seller of:

(i)	an extract of the minutes of a duly held meeting of the directors (or a duly constituted committee thereof) of the Purchaser authorising the execution by the Purchaser of this Agreement and each other Transaction Document to which it is a party;

(ii)	the letter of appointment of its Agent, countersigned by the Agent acknowledging its appointment;

(iii)	a certified copy of any power of attorney under which any of the foregoing documents are executed;

(iv)	consents from each person as the Purchaser desires to appoint as director of a Group Company at Completion to their appointment as such;

(v)	evidence to the Seller’s reasonable satisfaction of fulfilment of the Competition Conditions;

(vi)	a certificate signed by an officer of the Purchaser in the Agreed Form, certifying, representing and warranting in such officer’s capacity as an officer, and not personally, that the conditions set forth in Clauses 3.2(a) and 3.2(b) of the Agreement have been satisfied (except to the extent waived in writing by the Seller); and

(vii)	the Assumption Agreement, duly executed by the Purchaser.

2.	The Seller shall:

(a)	deliver or procure delivery to the Purchaser or a Purchaser Designee of:

(i)	an extract of the minutes of a duly held meeting of the directors (or a duly constituted committee thereof) of the Seller authorising the execution by the Seller of this Agreement and each other Transaction Document to which it is party and any document to be delivered by the Seller at or prior to Completion and, where such execution is authorised by a committee of the board of directors of the Seller, an extract of the minutes of a duly held meeting of the directors constituting such committee or the relevant extract thereof);

(ii)	the letter of appointment of its Agent, countersigned by the relevant Agent acknowledging its appointment;

(iii)	a certified copy of any power of attorney under which any of the foregoing documents are executed;

(iv)	the resignations of such persons as directors of a Group Company as the Purchaser shall request at least two Business Days prior to Completion;

(v)	a certificate signed by an officer of the Seller in the Agreed Form, certifying, representing and warranting in such officer’s capacity as an officer, and not personally, that the conditions set forth in Clauses 3.1(a) and 3.1(c) have been satisfied (except to the extent waived in writing by the Purchaser);

(vi)	a certificate signed by an officer of the Company in the Agreed Form, certifying, representing and warranting in such officer’s capacity as an officer, and not personally, that the conditions set forth in Clause 3.1(b) have been satisfied (except to the extent waived in writing by the Purchaser);

(vii)	to the extent not already delivered to Purchaser, (i) GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Group Companies for the three most recently completed fiscal years ended at least 90 days prior to the Completion Date and (ii) GAAP unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Group Companies for each subsequent fiscal quarter ended at least 45 days before the Completion Date;

(viii)	the duly executed Release Documentation in form and substance satisfactory to Purchaser; and

(ix)	the Assumption Agreement, duly executed by all parties thereto other than the Purchaser.

3.	The Transfer Deed shall be executed before the Notary, pursuant to which the Sale Shares will be transferred to the Purchaser or a Purchaser Designee in accordance with this Agreement.

SCHEDULE 5

WARRANTIES

Part A

1.	Capacity, Authority and Due Incorporation

1.1	The Seller and the Company have the requisite power and authority to enter into and perform each Transaction Document to which it is a party. No other or further act or proceeding on the part of the Seller or the Company (including the shareholders of the Seller) is necessary to authorize the Transaction Documents to be entered into and performed by the Seller or the Company.

1.2	Each Transaction Document to which the Seller or the Company is a party constitutes or will, when executed, constitute legally valid and binding obligations on the Seller and the Company, enforceable in accordance with their respective terms.

1.3	Execution of this Agreement by the Seller and compliance with the terms of each Transaction Document to which the Seller or the Company is a party does not and will not conflict with or constitute a default or breach under any provision of:

(a)	the Seller’s or the Company’s articles of association, charter instruments or organisational documents; or

(b)	any order, judgment, award, injunction or decree (collectively, “Orders”) or any applicable Laws.

1.4	Compliance with the terms of each Transaction Document to which the Seller or the Company is a party:

(a)	will not violate or conflict with, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any Encumbrance upon any of the share capital or other equity securities of the Company (including the Sale Shares), any of the assets of the Company under, any term or provision of any contract to which the Seller or the Company is a party or by which the Seller or the Company or any of their respective assets or properties may be bound or affected; or

(b)	except as specified in this Agreement or any other Transaction Document, will not, insofar as relates to the Seller or the Company, require any consent, approval, exemption or other action by or notice to or registration with any Governmental Authority.

1.5	Each of the Seller and the Company is validly incorporated, in existence and duly registered under the laws of its place of incorporation.

2.	Title and Encumbrances

2.1	The Seller is the sole legal and beneficial owner of all of the rights, title and interests in the Sale Shares and other than Encumbrances which will be released on Completion, there are no Encumbrances over the Sale Shares.

2.2	The Sale Shares constitute the whole of the issued and allotted share capital of the Company and each of the Sale Shares is fully paid or credited as fully paid.

2.3	To the knowledge of each of DHCV and Euroland, after having made reasonable enquiries of the Senior Employees and the Company’s auditor and its external legal counsel in the Netherlands, there are no (i) securities convertible into or exchangeable for share capital or other securities of the Company; (ii) options, warrants or other rights to purchase or subscribe to share capital or other securities of the Company or securities which are convertible into or exchangeable for share capital or other securities of the Company; or (iii) Contracts relating to the issuance, sale or transfer of any share capital or other equity securities of the Company, any such convertible or exchangeable securities or any such options, warrants or other rights which will survive the Completion Date.

3.	General

3.1	There are no outstanding proceedings pending or, third party sequestrations (derdenbeslagen) on the assets of the Company or its Affiliates or, to the Seller’s knowledge, threatened against or affecting the Seller, challenging or seeking to restrain or prohibit any of the transactions contemplated by this Agreement or any other Transaction Document.

3.2	Between the Locked Box Date and the Signing Date no Group Company has undertaken any of the Restricted Actions (save as disclosed in Clause 3.2 of Paragraph 9 (Specific Disclosures) of the Disclosure Letter), and the Group Companies have continued to carry on business in the normal course in compliance with all Laws applicable to them and in substantially the same manner as their businesses have been carried on before the Signing Date.

Part B

1.	Capacity, Authority and Due Incorporation

1.1	Execution of this Agreement by the Seller and compliance with the terms of each Transaction Document to which the Seller or the Company is a party does not and will not conflict with or constitute a default or breach under any provision of any Group Company’s articles of association, charter instruments or other organisational documents.

1.2

Compliance with the terms of each Transaction Document to which the Seller or the Company is a party, subject to providing the notices and obtaining the consents described in Section 1.2 of Paragraph 9 (Specific Disclosures) of the Disclosure Letter, will not violate or conflict with, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any Encumbrance upon any of the share capital or other equity securities of any Group Company (other than the Company), any of the assets of any Group Company under, any term or provision of any Contract to which any Group Company is a party or by which any Group Company or any of their respective assets or properties may be bound or affected.

1.3	Section 1.3 of Paragraph 9 (Specific Disclosures) of the Disclosure Letter contains a correct and complete list of the name, jurisdiction of organization, capitalization and ownership of each Subsidiary. Except as set forth in Section 1.3 of Paragraph 9 (Specific Disclosures) of the Disclosure Letter, the Company does not directly or indirectly own any share capital or other equity or ownership interests of any other entity. Each Group Company (a) is a company validly incorporated, in existence and duly registered under the Laws of its jurisdiction of organization, (b) has all requisite power and authority to own, operate and lease its assets, to carry on its business as and where such is currently being conducted, to execute and deliver the Transaction Documents to be executed and delivered by it pursuant to this Agreement and to carry out the transactions contemplated by such Transaction Documents and (c) is duly qualified or licensed to do business as a foreign entity in each jurisdiction wherein the character of the properties owned by it, or the nature of its business, makes such licensing or qualification necessary.

1.4	The Seller has delivered to the Purchaser correct and complete copies of the articles of association or other charter instruments and similar organizational documents, including any amendments thereto, of each Group Company. The stock records of the Group Companies provided in the Data Room are correct and represent complete copies of such instruments. Set forth in Section 1.4 of Paragraph 9 (Specific Disclosures) of the Disclosure Letter is a correct and complete list of the directors and officers of each Group Company.

1.5	Save as provided in Clause 3.1, the Seller is not required to obtain any consent or approval of, or give any notice to or make any registration with, any Governmental Authority which has not been obtained or made at the Signing Date both on an unconditional basis and on a basis which cannot be revoked (save pursuant to any legal or regulatory entitlement to revoke the same other than by reason of any misrepresentation or misstatement).

2.	Title and Encumbrances

2.1	Except as set forth in Section 2.1 of Paragraph 9 (Specific Disclosures) of the Disclosure Letter, no person or entity other than the Company or a Subsidiary owns any share capital or other equity or ownership interests of any Subsidiary. All outstanding share capital and other equity or ownership interests of each Subsidiary are free and clear of any Encumbrances other than Encumbrances which will be released on Completion and are validly issued and fully paid. Transfer of the Sales Shares as contemplated in the Agreement will convey to the Purchaser all of Seller’s right, title and interest in and to the Sale Shares free and clear of all Encumbrances.

2.2	There are no (a) securities convertible into or exchangeable for share capital or other securities of any Group Company; (b) options, warrant or other rights to purchase or subscribe to share capital or other securities of any Group Company or securities which are convertible into or exchangeable for share capital or other securities of any Group Company; or (c) Contracts relating to the issuance, sale or transfer of any share capital or other equity securities of any Group Company, any such convertible or exchangeable securities or any such options, warrants or other rights.

2.3	Except as set forth in Section 2.3 of Paragraph 9 (Specific Disclosures) of the Disclosure Letter, no resolution has been adopted for the dissolution or liquidation of any of the Group Companies, no circumstances exist which may result in the dissolution or liquidation of any of the Group Companies, and no proposals have been made or resolution adopted for a statutory/legal merger (juridische fusie) or division (splitsing), or a similar arrangement of any of the Group Companies which have not been executed before Completion.

2.4	No Group Company is currently (a) declared bankrupt (failliet verklaard), (b) granted a temporary or definitive moratorium of payments (surseance van betaling), (c) made subject to any insolvency or reorganisation proceedings or (d) involved in negotiations with any one or more of its creditors or taken any other step with a view to the readjustment or rescheduling of all or part of its debts, nor has any third party applied for a declaration of bankruptcy or any such similar arrangement for any Group Company.

2.5	The Company (a) is not the holder or beneficial owner of, and has not agreed to acquire, any share or other capital of any entity other than of the Subsidiaries; (b) except as set forth in Section 2.5(b) of Paragraph 9 (Specific Disclosures) of the Disclosure Letter, is not, and has not agreed to become, a member of any partnership, joint venture, consortium or other unincorporated association, body or undertaking in which it is to participate with any other in any business or investment; and (c) except as set forth in Section 2.5(c) of Paragraph 9 (Specific Disclosures) of the Disclosure Letter, has no branch, agency or place of business and no permanent establishment (as that expression is defined in the relevant double taxation relief orders current at the Signing Date) in any jurisdiction.

2.6	No Group Company is insolvent, or unable to pay its debts within the meaning of any insolvency legislation applicable to such Group Company and no the Group Company has stopped paying its debts as they fall due.

3.	Financial Matters

3.1	Included as Section 3.1 of Paragraph 9 (Specific Disclosures) of the Disclosure Letter are consolidated financial statements of the Group consisting of (a) the audited consolidated financial statements of the Group for each of the fiscal years ended 31 December 2009, 2010 and 2011, which financial statements have been reported on, and are accompanied by, the signed opinions of the independent accountant for the Group for such years described in Section 3.1 of Paragraph 9 (Specific Disclosures) of the Disclosure Letter (the “Financial Statements”) and (b) an unaudited consolidated balance sheet of the Group as of 31 March 2012 and the related unaudited consolidated statement of earnings of the Group for the 3 months then ended (the “Management Accounts”). The Financial Statements in all material respects (a) give a true and fair view of the financial position and results of operation of the Group, as a whole, at the relevant date; (b) are prepared in accordance with US GAAP applied on a consistent basis; (c) fairly present the assets, liabilities, financial position, results of operations and cash flows of the Group as required by Law as of the dates and for the periods indicated; and (d) are not affected by any unusual or non-recurring items.

3.2	The Management Accounts have been carefully prepared in accordance with accounting policies consistent with those used in preparing the audited consolidated financial statements and on a basis consistent with the management accounts prepared in the preceding year. The cumulative profits or losses, assets and liabilities of the Company stated in the Management Accounts have not been materially mis-stated and are not materially inaccurate, and no material items have been omitted therefrom and the Seller does not consider the Management Accounts misleading.

3.3	Except as and to the extent specifically set forth on the face of the balance sheet of the Group as of 31 December 2011, or in Section 3.3 of Paragraph 9 (Specific Disclosures) of the Disclosure Letter, no Group Company has any Liabilities, other than: (a) commercial Liabilities incurred since 31 December 2011 in the ordinary course of business consistent with past practice, none of which has or would have a material adverse effect on the conduct, financial condition, results of operations, assets, Liabilities, business or operations of such Group Company; or (b) Liabilities disclosed in this Agreement or any other Transaction Document;

3.4

The Group has established and maintained internal controls sufficient to provide reasonable assurance (a) that the Group maintains records that, in reasonable detail, fully, accurately and fairly reflect the transactions and dispositions of the assets of the Group on a consolidated basis; (b) that transactions are recorded as necessary to permit preparation of financial statements in accordance with US GAAP; (c) the Group has complied with the provisions of all Laws in relation to particulars, resolutions and other documents required to be delivered on behalf of the Company to any Governmental Authority and all such documents have been properly made and delivered; and (d) all such documents which have been delivered pursuant to (c), whether or not required by any Law, were true and accurate when so delivered and the Group has not received notification of the levy of any fine or penalty for non-compliance by the Group or any director of the Group.

3.5	The amount of outstanding Financial Debt of the Group Companies net of cash as of 31 December 2011 was equal to the Locked Box Date Third Party Debt Amount.

4.	Tax Matters

4.1	Except as set forth in Section 4.1 of Paragraph 9 (Specific Disclosures) of the Disclosure Letter, since 31 December 2011, no Group Company has incurred any Taxes other than Taxes incurred in the ordinary course of business consistent in type and amount with past practices of such Group Company. All Taxes of all Group Companies, whether or not shown on any Tax Return, (a) that are due and payable have been timely paid in full or (b) to the extent incurred at or prior to 31 December 2011 have been timely paid in full or are included in a correct and complete liability accrual on the balance sheet of the Locked Box Accounts (whether or not the related Taxes are disputed).

4.2	All Tax Returns required to be filed by or on behalf of any Group Company have been timely filed and, when filed, were correct and complete in all material respects.

4.3	No written claim has been received by a Group Company from a Governmental Authority in a jurisdiction in which a Group Company does not file Tax Returns alleging that such Group Company is or may be subject to taxation by that jurisdiction or Governmental Authority. The Tax Returns of each Group Company that are under audit and the Tax Returns of each Group Company for the periods since 31 December 2008 that have been audited by Governmental Authorities are set forth in Section 4.3 of Paragraph 9 (Specific Disclosures) of the Disclosure Letter. No Group Company has received from any Governmental Authority any written notice of underpayment or assessment of Taxes or other deficiency that has not been paid or any objection to any Tax Return. There are no outstanding Contracts or waivers extending the statutory period of limitations applicable to any Tax Return of a Group Company.

4.4	Each Group Company has complied in all material respects with all applicable Laws regarding the collection, withholding and remittance to the appropriate Governmental Authority of amounts required to be so collected or withheld for or in respect of Tax by such Group Company.

4.5	There are no Encumbrances with respect to Taxes upon any assets of any Group Company other than Encumbrances for current Taxes, assessments or similar governmental charges or levies not yet due or which are being contested in good faith and for which adequate accruals or reserves have been established in the Locked Box Accounts.

4.6	No Group Company will be required to include in any taxable period (or portion thereof) beginning after the Locked Box Date an amount of taxable income attributable to income that accrued but was not recognized in any taxable period (or portion thereof) beginning on or before the Locked Box Date, including but not limited to any deferred income resulting from any method of accounting employed (including the long-term contract method). No Group Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Locked Box Date as a result of any: Change in method of accounting for a taxable period ending on or prior to the Locked Box Date; Instalment sale or open transaction disposition made on or prior to the Locked Box Date; Prepaid amount received on or prior to the Locked Box Date; “Closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-US Law) executed on or prior to the Locked Box Date; or Election under Section 108(i) of the Code.

4.7	No Group Company has claimed or benefited from any Relief in respect of an Event that occurred before the Completion Date, including a Tax neutral business merger, share-for-share merger, legal merger or legal demerger, which may be revoked, recaptured or cancelled as a consequence of the Transaction or an Event occurring after the Completion Date. None of the Group Companies was a “distributing corporation” or a “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two years.

4.8	At Completion, the amount of available net operating loss carryforwards of the Norit Fiscal Unity will be no less than the sum of (i) € 180 million and (ii) the amount of net operating losses of the Norit Fiscal Unity during the period from the Locked Box Date until Completion.

4.9

Except as set forth in Section 4.9 of Paragraph 9 (Specific Disclosures) of the Disclosure Letter, as of the Completion Date: None of the Group Companies is or has been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code; No property of any Group Company directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code, or is “tax-exempt use property” or “tax-exempt bond financed property” within the meaning of Section 168 of the Code; No Group Company is or has been a member of an affiliated group filing consolidated, combined or unitary Tax Returns and no Group Company has any liability for Taxes of any person (other than a Group Company) imposed under applicable Law as a result of such person, together with such Group Company, being or having been part of a consolidated or other group Tax filing, as a transferee or successor, by contract or otherwise; No Group Company is a party to any Tax sharing, allocation, indemnity or similar agreement or arrangement; No Group Company is a party to any agreement, contract, arrangement, or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local, or non-US Law) and any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or non-US Law); No Group Company is a party to any joint venture, partnership or other agreement or arrangement which is treated as a partnership for U.S. federal income tax purposes, or owns an interest in any entity that is treated as a disregarded entity for U.S. federal income tax purposes; No Group Company is or has been a beneficiary of, participated in, or been a “material advisor” (as defined in the Code) with respect to, any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1) (or any other transaction requiring disclosure under a similar provision of state, local or non-US Law); Each Group Company has disclosed on an applicable US federal income Tax Returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code; There is currently no limitation on the use of Tax attributes of any Group Company under Sections 269, 382, 383, 384 or 1502 of the Code (or any similar provision of state, local or non-US Law); No Group Company is or has been a “controlled foreign corporation” as defined in Section 957 of the Code, or a “passive foreign investment company” within the meaning of Section 1297 of the Code; and No Group Company has received any private letter ruling or similar tax ruling from any Tax Authority.

5.	Absence of Certain Changes

5.1	Except as set forth in Section 5.1 of Paragraph 9 (Specific Disclosures) of the Disclosure Letter, since the Locked Box Date, (a) there has not been any material adverse change in the conduct, financial condition, results of operations, assets, Liabilities, business or operations of any Group Company, (b) there has not been any material loss, damage or destruction affecting the business, assets or Liabilities of any Group Company, (c) the Group Companies have carried on business in the ordinary course in compliance with all Laws applicable to them and in substantially the same manner as their businesses have been carried on before the Locked Box Date and there has been no breach of Clause 4.1(a), 4.1(b) or 4.1(c), (d) each Group Company has paid all premiums due on its insurance policy/ies; and (e) there has not been any Leakage other than, between the Signing Date and the Completion Date, Permitted Leakage.

6.	No Litigation

6.1

Except as set forth in Section 6.1 of Paragraph 9 (Specific Disclosures) of the Disclosure Letter, there is no Litigation pending or, to the Sellers’ knowledge, threatened against any Group Company or its shareholders, directors or officers (in such capacity) or its business, assets or Liabilities which is material to the Group. To the Sellers’ knowledge, no event has occurred or action been taken that is reasonably likely to result in Litigation against a Group Company which is material to the Group.

6.2	There is no Litigation occurring, pending or, to the Seller’s knowledge, threatened relating to any CPT Matter, the Seller has not received any notice or communication with respect to a claim or potential claim relating to any CPT Matter and there are no facts or circumstances that could reasonably be expected to give rise to any such Litigation or claim.

7.	Compliance with Laws and Orders

7.1	Except for past violations for which the Group Companies are not subject to any current Liability and except as set forth in Section 7.1 of Paragraph 9 (Specific Disclosures) of the Disclosure Letter, each Group Company (including its operations, business and assets) is and has been in compliance with all applicable Laws and Orders, including all Environmental Laws and all Laws prohibiting the export or re-export of certain products and technology to certain persons and countries in all material respects and including any Laws relating to redundancies. Except as set forth in Section 7.1 of Paragraph 9 (Specific Disclosures) of the Disclosure Letter, all reports, filings and returns required to be filed by or on behalf of any Group Company with any Governmental Authority have been filed and, when filed, were in accordance with the applicable Laws and Orders.

7.2	Except as set forth in Section 7.2 of Paragraph 9 (Specific Disclosures) of the Disclosure Letter, each Group Company has all licenses, permits, approvals, certifications, registrations, consents and listings of all Governmental Authorities (collectively, “Permits”) required for the conduct of its business and the operation of its facilities in all material respects as now carried on. No such Permit is personal to the Seller and all such Permits are in full force and effect and will not be affected or made subject to any loss, limitation or obligation to reapply as a result of the transactions contemplated by the Agreement. Except for past violations for which the Group Companies are not subject to any current Liability, each Group Company (including its operations, business and assets) is and has been in compliance with all such Permits.

7.3	Except as set forth in Section 7.3 of Paragraph 9 (Specific Disclosures) of the Disclosure Letter, no storage tanks of any kind (whether in use or disused), including related pipework, or waste management facilities or uncontained drum storage areas are or have been located at any time whatsoever at, on or under any of the Real Property.

7.4	There are no hazardous materials present at, on, in or under any of the Real Property save where stored or used in full compliance with Environmental Law.

7.5	Except as set forth in Section 7.5 of Paragraph 9 (Specific Disclosures) of the Disclosure Letter, the Group is not a party to any agreements, obligations or schemes in connection with the generation, obtaining or trading of emission credits or otherwise in connection with climate change or any dealings in economic instruments relating to climate change.

7.6	Without limiting the generality of the foregoing provisions of this paragraph 7.6:

(a)	Except as set forth in Section 7.6(a) of Paragraph 9 (Specific Disclosures) of the Disclosure Letter, no Group Company has retained or assumed any material Liability for any other person or entity relating in any way to Environmental Laws, including circumstances in which such Liability could be imputed or attributed to such Group Company. To the Sellers’ knowledge, there is no Litigation pending or threatened against any other person or entity whose Liability therefore may have been retained or assumed by or could be imputed or attributed to any Group Company relating in any way to any Environmental Laws. Except as set forth in Section 7.6(a) of Paragraph 9 (Specific Disclosures) of the Disclosure Letter and under general provisions of Law, the Group Companies are not under any obligation to investigate or to do research with respect to soil or ground water, to take safety measures or to clean up (saneren) any pollution. Except as set forth in Section 7.6(a) of Paragraph 9 (Specific Disclosures) of the Disclosure Letter, the Group Companies have not received any written notice of any actual, pending or threatened action by any Governmental Authority, third party or current or former employee in respect of any alleged non-compliance with or Liability under any Environmental Law, health or safety Law and/or related to illness or disability due to the carrying out their activities. The Group has complied with any internal or published statements of corporate environmental policy and operating procedures and has, or has procured that, all appropriate measures have been taken to control and manage the risk to human health associated with the presence of asbestos or asbestos containing materials at, on, in or under any of the Real Property.

(b)	Except as set forth in Section 7.6(b) of Paragraph 9 (Specific Disclosures) of the Disclosure Letter, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or omissions that may (a) interfere with or prevent compliance or continued compliance in all material respects by each Group Company with all Environmental Laws; (b) give rise to any material Liability of any Group Company based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Waste; or (c) result in any such Permit not being extended, renewed, granted or (where necessary) transferred and the Group has not received any communication revoking, suspending, alleging non-compliance, modifying or varying any of the Permits nor is it aware of any circumstances which might give rise to any such communication being received.

7.7	No Group Company nor any director, officer, employee, agent or other person associated with or acting on behalf of any Group Company has, directly or indirectly, (a) used any funds of any Group Company for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payments, unlawful promises of payment or unlawful authorizations of payment of money, gifts or anything of value to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from funds of any Group Company; (c) established or maintained any unlawful fund of monies or other assets of any Group Company; or (d) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback, unlawful inducement or other unlawful payment to any person or entity, private or public, regardless of form, whether in money, property or services, to receive favourable treatment in obtaining or retaining business for any Group Company, to obtain or retain special concessions for any Group Company or to pay for favourable treatment for business obtained or retained or to pay for special concessions already obtained for any Group Company.

7.8	Section 7.8 of Paragraph 9 (Specific Disclosures) of the Disclosure Letter sets forth a list of net external sales to customers of the Group by country in each of the years ended 31 December 2010 and 31 December 2011.

8.	Title to and Condition of Properties

8.1	Subject to the steps set out in Schedule 4, each Group Company has title or rightful possession through a valid and subsisting lease or license (as applicable) to all of its business and assets (tangible and intangible), free and clear of all Encumbrances sufficient to carry on business as now carried on. Except as set forth in Section 8.1 of Paragraph 9 (Specific Disclosures) of the Disclosure Letter, none of the business or assets of the Group Companies are subject to any restrictions with respect to the transferability or divisibility thereof other than pursuant to applicable Laws. No Group Company’s title to or rightful possession of its business and assets will be affected by the transactions contemplated by the Agreement.

8.2	To the Seller’s knowledge, all tangible assets (real and personal) owned or utilized by the Group Companies are in good operating condition and repair (except for ordinary wear and tear that does not materially interfere with the use thereof in the conduct of the normal operations of the Group Companies).

8.3	To the Seller’s knowledge, except for the Encumbrances, easements or rights of way granted or appurtenant to or otherwise affecting the Real Property listed in Section 8.3 of Paragraph 9 (Specific Disclosures) of the Disclosure Letter, the Group Companies have the full right to use the Real Property for the purposes for which the Real Property is currently used.

8.4

To the Seller’s knowledge, the Group Companies have not made any renovation or alteration of the Real Property other than on the basis of and in conformity with the prior permission or consent from the relevant landlords (if required) and/or, to the extent applicable, the relevant Governmental Authority.

8.5	To the Seller’s knowledge, no Group Company has received written notice from any Governmental Authority regarding any currently pending or threatened condemnation or similar eminent domain proceeding against Real Property.

9.	Insurance

9.1	Section 9.1 of Paragraph 9 (Specific Disclosures) of the Disclosure Letter sets forth a list and description of all material policies of insurance that (a) apply to any Group Company and (b) are currently in effect with respect to the business, employees, directors, assets or Liabilities of any Group Company (collectively, the “Group Insurance Policies”). Apart from those claims listed under Section 9.1 of Paragraph 9 (Specific Disclosures) of the Disclosure Letter, there are no current claims by any Group Company under any such insurance policies nor is the Seller aware of any circumstances likely to give rise to a claim.

9.2	No Group Company has received any notice of cancellation with respect to any Group Insurance Policy, and to the Sellers’ knowledge, no event or condition exists or has occurred that could result in cancellation of any Group Insurance Policy.

9.3	Except as set forth in Section 9.3 of Paragraph 9 (Specific Disclosures) of the Disclosure Letter, the Group Companies have never been refused any insurance or had any insurance cancelled and no current insurer has disputed or given any indication that they intend to dispute the validity of any of the Group’s Insurances on any ground. In the five years preceding the Signing Date all claims made by the Group under its insurance policies have been settled in full by the relevant insurers.

9.4	Except as set forth in Section 9.4 of Paragraph 9 (Specific Disclosures) of the Disclosure Letter, the Group Insurance Policies afford the Group Companies adequate cover against all risks as companies carrying on a similar business to the Group Companies commonly cover by insurance.

10.	Contracts and Commitments

10.1	Section 10.1 of Paragraph 9 (Specific Disclosures) of the Disclosure Letter sets forth a list of each of the following Contracts in effect at the Signing Date to which any Group Company is a party, save where such Contracts are listed in another section of the Disclosure Letter (such Contracts set forth on such list, together with any purchase Contracts with any supplier listed in Section 13.2 of Paragraph 9 (Specific Disclosures) of the Disclosure Letter and any Contracts with any customer listed in Section 13.1 of Paragraph 9 (Specific Disclosures) of the Disclosure Letter (which purchase and customer Contracts need not be listed in Section 10.1 of Paragraph 9 (Specific Disclosures) of the Disclosure Letter) hereinafter referred to as the “Material Contracts”):

(a)	Any Contract for the lease, sub-lease, limited lease or occupancy of any material Real Property (whether as lessor or lessee).

(b)	Any Contract with any director, officer or employee that is not cancellable by such Group Company on notice to be given in compliance with applicable Laws without Liability, penalty or premium of any nature or kind whatsoever or under which such Group Company could incur remaining obligations in excess of $100,000, other than a Contract of employment.

(c)	Other than any Contract with another Group Company, any loan Contract, promissory note, letter of credit, debenture, note, mortgage, bank guarantee, performance or other type of bond or other evidence of indebtedness or an obligation for borrowed money, as a signatory, guarantor or otherwise, other than bank guarantees and performance bonds in the ordinary course of business.

(d)	Other than any Contract with another Group Company, any Contract under which a Group Company has guaranteed the payment or performance of any person or entity, agreed to indemnify any person or entity outside the Group (except under Contracts entered into by such Group Company in the ordinary course of business) or to act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any person or entity.

(e)	Any consulting, development, joint development, license or similar Contract (i) relating to, or any Contract requiring the assignment or license of any interest in, any material part of the Group Intellectual Property or (ii) relating to, or any Contract under which any license is granted to a Group Company to use or practice, any material third party Intellectual Property.

(f)	Any Contract (i) prohibiting or restricting such Group Company or any of its employees from competing in any business or geographical area, or soliciting customers or employees, or otherwise restricting it from carrying on any business anywhere in the world or (ii) relating to the location of employees or a minimum number of employees to be employed by such Group Company.

(g)	Except as disclosed in Clause 10.1, any Contract (or group of related Contracts) of any nature under which there is any consideration or other expenditure payable in any 12 month period in excess of $1,000,000.

(h)	Any Contract concerning a partnership or joint venture or any Contract relating to the acquisition or disposition of any corporation, partnership or other business organization or division thereof or collection of assets constituting all or substantially all of a business or business unit (whether by merger, sale of stock, sale of assets or otherwise).

(i)	Any Contract that is an Affiliate Arrangement.

(j)	(1) the CPT Disposition Contract and (2) all schedules, exhibits, annexes, ancillary agreements, side letters and other Contracts related thereto or entered into in connection therewith; provided, that with respect to information described in the foregoing (2) that is subject to a confidentiality obligation of Seller as of the Signing Date, such information need not be provided by the Signing Date but Seller shall use its commercially reasonable endeavours to obtain the consent required to make such information available to Purchaser or Purchaser’s Representatives or insurers as soon as practicable following the Signing Date (subject to entry by the foregoing into customary confidentiality undertakings if required).

10.2	The Seller has made available in the Data Room correct and complete copies of all Contracts with (a) any material sales representative, dealer, distributor or franchisee, (b) any customer listed in Section 13.1 of Paragraph 9 (Specific Disclosures) of the Disclosure Letter and (c) any supplier listed in Section 13.2 of Paragraph 9 (Specific Disclosures) of the Disclosure Letter.

10.3	No Group Company is in default in any material respect under any Material Contract to which it is a party or is otherwise bound, nor has any event or omission occurred that, through the passage of time or the giving of notice, or both, would constitute a default in any material respect thereunder or cause the acceleration of any of such Group Company’s obligations thereunder or result in the creation of any Encumbrance on any of the share capital or other equity securities (including the Sale Shares), or any of the assets, of such Group Company. Except as set forth in Section 10.3 of Paragraph 9 (Specific Disclosures) of the Disclosure Letter and to the Sellers’ knowledge, no third party is in default in any material respect under any Material Contract to which any Group Company is a party or is otherwise bound, nor has any event or omission occurred that, through the passage of time or the giving of notice, or both, would constitute a default in any material respect thereunder, or give rise to an automatic termination, or the right of discretionary termination thereof. Each Material Contract to which any Group Company is a party or is otherwise bound is in full force and effect (except where it has expired in accordance with its terms) and is a valid and binding agreement enforceable against such Group Company and, to the Sellers’ knowledge, the other party or parties thereto in accordance with its terms.

11.	Employee Matters

11.1

Section 11.1 of Paragraph 9 (Specific Disclosures) of the Disclosure Letter sets forth a correct and complete list of each of the following currently maintained, sponsored by, contributed to by or entered into by any Group Company or any of its ERISA Affiliates, to which any Group Company or any of its ERISA Affiliates, contributes or is obligated to contribute, or under which any Group Company has any Liability: (a) all plans and programs providing benefits to any current or former employee, director or independent contractor, or beneficiary or dependent thereof, including any pension, profit sharing, retirement, employment, bonus, incentive, performance, health, dental, vision, death, accident, disability, stock-based award (e.g., purchase, stock option, stock appreciation, stock bonus, phantom stock or restricted stock) executive or deferred compensation, change in control, hospitalization, severance, voluntary employees’ beneficiary associations under Section 501(c)(9) of the Code, premium conversion, Code Section 125 “cafeteria” or “flexible” benefit, termination, fringe or other types of agreements, plans or programs (collectively, “Benefit Plans”) and all such Benefit Plans comply in all respects with all Laws and all necessary Governmental Authorisations in relation to the same have been obtained and all filings and other notifications or returns required to be made to any Governmental Authority in relation to the same have been made; (b) all collective bargaining agreements; and (c) all Contracts with employees providing for annual salary or other payments in excess of $100,000.

11.2	Section 11.2 of Paragraph 9 (Specific Disclosures) of the Disclosure Letter sets forth all collective bargaining, shop, or any similar agreements with independent trade or other unions, work councils, or any other employee representative to which any of the Group Companies are parties, accurate and complete copies of which have been delivered to the Purchaser. The Group Companies are in compliance with any applicable agreements listed in Section 11.3 of the Disclosure Schedule and have complied with all statutory obligations to inform and consult appropriate representatives as required by Law. No labour slowdown, work stoppage, lockout, strike or other similar labour dispute affecting the Group Companies has occurred since two years prior to the Signing Date or is threatened to occur.

11.3

Except as disclosed in Section 11.3 of Paragraph 9 (Specific Disclosures) of the Disclosure Letter, with respect to each Benefit Plan, (a) all employer and employee contributions to each Benefit Plan required by Law or by the terms of such Benefit Plan have been made or, if required to be accrued, accrued in accordance with US GAAP, (b) the fair market value of the assets of each funded Benefit Plan, the liability of each insurer for any Benefit Plan funded through insurance or the book reserve established for any Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Benefit Plan, and no transaction contemplated by the Agreement would reasonably be expected to cause such assets or insurance obligations to be less than such benefit obligations, (c) all Benefit Plans have been maintained in accordance with their terms and all requirements of applicable Law, (d) each Benefit Plan required to be registered has been registered and has been maintained in good standing with the appropriate Governmental Authorities; (e) to the extent any Benefit Plan is intended to qualify for special tax treatment, such Benefit Plan meets all requirements for such treatment; (f) no event has occurred respecting any Benefit Plan that would reasonably be expected to result in the revocation of the registration of such Benefit Plan or entitle any person or entity to wind up or terminate any Benefit Plan, in whole or in part, or that would otherwise reasonably be expected to adversely affect the tax status of any such Benefit Plan; (g) none of the Benefit Plans or any of the collective bargaining agreements or Contracts with employees described in sub-clauses (b) and (c) of Clause 11.1 provide for benefit increases or the acceleration of, or an increase in, funding or payment obligations that are contingent upon, or will be triggered by, the consummation of the transactions contemplated by the Agreement; (h) none of the Benefit Plans would reasonably be expected to provide benefits beyond retirement (other than pension provisions in accordance with the Benefit Plans) or other termination of service to Employees or former Employees or to the beneficiaries or dependants of such Employees, except as required by applicable Law or pursuant to severance or redundancy plans or programs; (j) there is no proceeding, action, suit or claim (other than routine claims for payments of benefits) pending or threatened involving any Benefit Plan or its assets or any collective bargaining agreement or Contract with any employee.

11.4	Except as disclosed in Section 11.4 of Paragraph 9 (Specific Disclosures) of the Disclosure Letter, no Group Company or any ERISA Affiliate has in the past 6 years, maintained, contributed to or had an obligation to maintain or contribute to any (i) multiemployer plan (within the meaning of Sections 3(37) or 4001(a)(13) of ERISA or Section 414(f) of the Code), (ii) plan that is subject to Title IV of ERISA or Section 412 of the Code, (ii) “multiple employer plan” (within the meaning of Section 413(c) of the Code), or (iii) “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

11.5	Except as disclosed in Section 11.5 of Paragraph 9 (Specific Disclosures) of the Disclosure Letter, as of immediately prior to Completion and without regard to any payment that may be made pursuant to any agreement, contract, arrangement or plan entered into after Completion or, in the event it is entered into at or before Completion, by or at the direction of the Purchaser, no Group Company is a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code. No Group Company is a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of taxes imposed by Section 409A(a)(1)(B) or Section 4999 of the Code.

11.6	No event has occurred that will require payment of a material amount by any Group Company in addition to the ordinary contributions and expenses payable in relation to Benefit Plans or that will give rise to a debt due from any Group Company (other than any debt relating to ordinary contributions and expenses).

11.7

As of the Signing Date, none of the employees or workers has given written notice terminating his contract of employment or engagement or has been or is to be withdrawn by the agency supplying him and none of the Employees is under notice of dismissal nor is there any liability outstanding to any employee or former employee or any worker or any individual formerly engaged on the same basis as a worker or the agency supplying or which supplied him except for previously accrued remuneration or other benefits accruing due and no such remuneration or other benefit which has fallen due for payment has not been paid.

11.8	Except as disclosed in Section 11.8 of Paragraph 9 (Specific Disclosures) of the Disclosure Letter, there is no plan, scheme, commitment, policy, custom or practice (whether legally binding or not) relating to redundancy affecting any of the Employees more generous than the statutory redundancy requirements.

11.9	Except as disclosed in Section 11.10 of Paragraph 9 (Specific Disclosures) of the Disclosure Letter, there are no loans owed by any of the Employees or Workers to the Company.

11.10	Except as disclosed in Section 11.11 of Paragraph 9 (Specific Disclosures) of the Disclosure Letter, there is no outstanding undischarged liability to pay to any Governmental Authority any contribution, taxation or other duty arising in connection with the employment or engagement of any of the Employees or Workers.

11.11	Every Employee or Worker who requires a work permit or other permission to work in the jurisdiction in which he is employed and has a current and appropriate work permit or other permission required to work lawfully in the relevant jurisdiction.

11.12	Other than offers made in the ordinary course of business, as of the Signing Date, no offer of employment or engagement has been made by the Group that has not yet been accepted, or which has been accepted but where the employment or engagement has not yet started.

11.13	Each Group Company has complied with all applicable Laws related to occupational health and safety, including, where applicable, United States Occupational Safety & Health Administration laws, the Dutch Working Conditions Act and Dutch Working Conditions Decree, Italian Law no. 81/2008, and other similar laws in any applicable jurisdiction. None of the Group Companies has any material Liability under Laws related to occupational health and safety and attributable to an event occurring or a state of facts existing prior to the Signing Date.

11.14	Except as disclosed in Section 11.14 of Paragraph 9 (Specific Disclosures) of the Disclosure Letter, (i) no Group Company has, or has agreed to introduce, any profit sharing, bonus, commission, share incentive scheme, share option scheme or other such incentive scheme for any employees or directors engaged in its business, and (ii) all bonus and other incentive awards (other than which constitute Permitted Leakage) payable to Group Company employees have been paid in full.

12.	Intellectual Property

12.1	Section 12.1 of Paragraph 9 (Specific Disclosures) of the Disclosure Letter contains a correct and complete list of all patents, registered copyrights, trademarks, trade names and domain names (and any pending applications for the foregoing) owned or used by any Group Company (the “Registered Intellectual Property”). All registrations and applications with respect to the Registered Intellectual Property have been properly made and filed, and all annuity, maintenance, renewal and other fees relating to such registrations or applications have been paid as necessary to maintain or renew all such registrations and applications to the extent that such maintenance or renewal has been deemed appropriate in the ordinary course of business.

12.2	No Group Company is infringing, or has infringed, any Intellectual Property of another in any material respect. Except as set forth in Section 12.2 of Paragraph 9 (Specific Disclosures) of the Disclosure Letter and to the Sellers’ knowledge, no person or entity is infringing or has infringed any of the Group Intellectual Property. Except as set forth in Section 12.2 of Paragraph 9 (Specific Disclosures) of the Disclosure Letter, none of the Group Companies has granted any license or made any assignment of the Group Intellectual Property, and no person or entity other than the Group Companies has any right to use the Group Intellectual Property. Except as set forth in Section 12.2 of Paragraph 9 (Specific Disclosures) of the Disclosure Letter, no Group Company has any obligation to pay any royalties or other consideration for the right to use any Intellectual Property of others, except for payments required to be made for the right to use “shrink-wrap” or similar off-the-shelf software products. With respect to Trade Secrets, the Group Companies have policies and procedures in place that are intended to, and have taken commercially reasonable efforts to, maintain the confidentiality of such Trade Secrets, including entering into agreements with employees of the Group requiring such employees to maintain confidentiality of Trade Secrets and maintaining the Trade Secrets in secure spaces to which third parties who have not entered into confidentiality agreements do not have access. “Trade Secrets” shall mean any trade secret or similar forms of protection for confidential information. All Group Companies have measures in place requiring employees, consultants and other personnel to irrevocably assign to a Group Company, and all employees, consultants and other personnel of a Group Company have validly and irrevocably transferred and assigned to a Group Company, all material Intellectual Property created, discovered or reduced to practice by such employees, consultants and other personnel during the course of their employment or engagement. The Group Companies are not aware of any such confidentiality having been breached, and have not, other than in the ordinary course of its business, disclosed any of their Trade Secrets or lists of customers to any third party.

13.	Customers and Suppliers

13.1

Section 13.1 of Paragraph 9 (Specific Disclosures) of the Disclosure Letter contains a correct and complete list of the (a) 15 largest customers of the Group (for sales worldwide except for customers located in North America) for each of 2008, 2009, 2010 and 2011 (determined on the basis of the total

Euro amount of net sales) and (b) 15 largest customers of the Group located in North America for each of 2007, 2008, 2009, 2010 and 2011 (determined on the basis of the total US$ amount of net sales), in each case showing the total US$ amount of net sales to each such customer during each such year. No Group Company has received any written communication by any of the customers described in Section 13.1 of Paragraph 9 (Specific Disclosures) of the Disclosure Letter by means of which such customer communicates its intention to cease to be a customer of the Group after the Completion and the Seller is not aware of any circumstances which would be likely to result in such communication.

13.2	Section 13.2 of Paragraph 9 (Specific Disclosures) of the Disclosure Letter contains a correct and complete list of (a) the 15 largest suppliers to the Group Companies (from suppliers worldwide except those located in North America) for each of 2008, 2009, 2010 and 2011 (determined on the basis of the total Euro amount of net purchases from each such supplier during each such year) and (b) 15 largest suppliers to the Group Companies (from suppliers located in North America) for each of 2007, 2008, 2009, 2010 and 2011 (determined on the basis of the total US$ amount of net purchases from each such supplier during each such year). To the Seller’s knowledge, no Group Company has received any written communication by any of the suppliers described in Section 13.2 of Paragraph 9 (Specific Disclosures) of the Disclosure Letter by means of which such supplier communicates its intention to cease to be suppliers to the Group after the Completion and will not continue to supply the Group with substantially the same quantity and quality of goods and services at competitive prices and the Seller is not aware of any circumstances which would be likely to result in such communication.

14.	Product Warranty and Product Liability

Section 14 of Paragraph 9 (Specific Disclosures) of the Disclosure Letter contains a correct and complete description of all outstanding or threatened product warranty and Product Liability claims involving any Group Company which are material to that Group Company and the Seller is not aware of any other circumstances which are likely to give rise to any such claim. Save as set out in Section 14 of Paragraph 9 (Specific Disclosures) of the Disclosure Letter, none of the Products/Services is the subject of any replacement, field fix, retrofit, modification or recall campaign, and to the Sellers’ knowledge, no facts or conditions exist that could reasonably be expected to result in such a recall campaign. Save as set out in Section 14 of Paragraph 9 (Specific Disclosures) of the Disclosure Letter, all Products/Services have been designed, manufactured, labelled and performed so as to meet and comply with all contractual requirements and all applicable Laws and Orders currently in effect, and any warranty or representation, express or implied, made by or on behalf of the Group in respect of and Product/Service and have received all governmental approvals necessary to allow their sale and use. To the Seller’s knowledge, during the last 20 years, no products previously or currently manufactured or sold by any Group Company contained or contain asbestos.

15.	Certain Relationships to the Group

15.1	Except as described in Section 15.1 of Paragraph 9 (Specific Disclosures) of the Disclosure Letter, (a) there are no Affiliate Arrangements which will survive the Completion Date, including guarantees of the Seller or any of its Affiliates (other than the Group Companies); and (b) neither the Seller nor any of its Affiliates (other than the Group Companies) has any direct or indirect interest in (i) any person or entity that is a competitor of any of the Group Companies or (ii) any material property, asset or right that is used by the Group Companies.

15.2	All obligations of the Seller or any of its Affiliates (other than the Group Companies) to the Group Companies, and all obligations of the Group Companies to the Seller or any of its Affiliates (other than the Group Companies), other than those incurred in the ordinary course of trading pursuant to Contracts described in Section 15.1 of the Disclosure Letter, are described in Section 15.2 of Paragraph 9 (Specific Disclosures) of the Disclosure Letter.

15.3	Section 15.3 of Paragraph 9 (Specific Disclosures) of the Disclosure Letter lists all Contracts of the Seller or any of its Affiliates (other than the Group Companies) that are attributable to or used in both (a) the Activated Carbon Business and (b) any other business of the Seller or any of its Affiliates (other than the Group Companies).

15.4	Except as set forth in Section 15.4 of Paragraph 9 (Specific Disclosures) of the Disclosure Letter, neither the Company nor any Subsidiary is under any obligation to indemnify any director or other officer or employee of the Company or any of the Subsidiaries in respect of any liability which would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the Company or any of the Subsidiaries.

15.5	Except as described in Section 15.5 of Paragraph 9 (Specific Disclosures) of the Disclosure Letter, no employee of the Group Companies is seconded to Seller or any of its Affiliates (other than the Group Companies) and no employee of the Seller or any of its Affiliates (other than the Group Companies) is seconded to any Group Company.

16.	Services Necessary

Other than services provided under the Contracts set out in Section 16.1 of Paragraph 9 (Specific Disclosures) of the Disclosure Letter, Section 16.1 of Paragraph 9 (Specific Disclosures) of the Disclosure Letter contains a correct and complete list of all services provided to the Group Companies by employees of the Seller or any of its Affiliates (other than the Group Companies).

17.	No Brokers or Finders

None of the Seller, the Group Companies and any of their respective shareholders, directors, employees or agents has retained, employed or used any broker or finder in connection with the transactions contemplated by the Agreement or the negotiation thereof, nor are any of them responsible for the payment of any broker’s, finder’s or similar fees, in each case for which a Group Company would be liable.

18.	Accounts Receivable; Inventory

18.1	All inventory of the Group Companies consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, none of which is slow-moving, obsolete, damaged, or defective.

18.2	All notes and accounts receivable of the Group Companies have arisen from bona fide transactions, in the ordinary course of business consistent with past practices, and are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts.

19.	The Company and its bankers

19.1	The total amount borrowed by the Group from its bankers does not exceed its facilities and the total amount borrowed by the Group from whatsoever source does not exceed any limitation on its borrowing contained in its articles of association, or in any debenture or loan stock deed or other instrument.

19.2	The Group has not engaged in any borrowing or financing not required to be reflected in the audited consolidated financial statements of the Group.

19.3	Full and accurate particulars of all the bank and deposit accounts of the Group Companies are given in the Disclosure Letter.

20.	Information

20.1	All information, including the information included in the Data Room, which has been given by or on behalf of the Seller or any Group Company to the Purchaser or any of its advisors is in all material respects true, accurate and not misleading.

20.2	None of the Company Warranties made by the Company herein or in any exhibit or schedule hereto, including the Disclosure Letter, or in any Transaction Agreement or certificate furnished by the Company pursuant to this Agreement contains or will contain at the Signing Date or the Completion Date any untrue statement of a material fact, or omits or will omit at the Completion Date to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

SCHEDULE 6

RESTRICTED ACTIONS

The Seller shall procure that none of the Group Companies shall until Completion:

(a)	sell, lease, grant, transfer or otherwise dispose of any Assets of any Group Company, except sales of inventory, activated carbon systems or filtration units in the ordinary course of business consistent with past practice; or

(b)	acquire or acquire any option or right of pre-emption in respect of any Asset other than (i) purchases from commercial suppliers in the ordinary course of business consistent with past practice or (ii) acquisitions of interests in leases to lignite reserves in connection with the Marshall Mine and on terms and conditions consistent with past practice; or

(c)	agree to or undertake any capital expenditure not set forth in, or in excess of the amount budgeted for such capital expenditure as set forth in, the existing capital expenditures budget; or

(d)	other than as set forth in Section 6—6(d) of the Disclosure Letter, create or permit to be incurred any Encumbrance over any material Asset (other than those which arise by operation of law), or give any material guarantee or indemnity; or

(e)	other than as set forth in Section 6—6(e) of the Disclosure Letter, incur any Financial Debt other than (i) borrowing under the Credit Agreement in the ordinary course of business consistent with past practice to fund working capital, or (ii) to a Group Company in the ordinary course of business consistent with past practice; or

(f)	declare, set aside or pay any dividend or other distribution in respect of any Group Company’s share capital, or redeem, purchase or acquire any share capital of a Group Company or any security relating to such share capital, or make any other payment to any shareholder of any Group Company, in each case save to another Group Company; or

(g)	amend or terminate any Material Contract, or release or waive any material claims or rights under any Material Contract, or enter into a Contract that would be a Material Contract described in Section 10.1(f), 10.1(g) (provided that the dollar amount in 10.1(g) of this Agreement shall be deemed to be $5,000,000) or 10.1(h) of Part B of Schedule 5 if in effect on the Signing Date; or

(h)

except as required pursuant to existing written Benefit Plans in effect as of the Signing Date (i) effect any increase in or accelerate the vesting or payment of compensation, salaries, commissions, wages, perquisites or other benefits payable or to become payable to any current or former employees or agents of any Group Company (but excluding scheduled increases made in accordance with Clause 4.2(f) of this Agreement); (ii) hire or terminate or enter into or amend any severance agreement with any officer, director or Senior Employee of the Group Company or promote or appoint any person to a position of officer or director of the Group Company; (iii) grant, pay or promise to pay any amounts, other than in accordance with existing Benefits Plans on the terms of such plans as of the Signing Date, including without limitation any severance or termination pay, to any employee, director or officer of the Group Company; (iv) enter into any change of control, severance or retention agreement with any current or former management employee, officer or director of a Group Company; or (v) establish adopt, enter into or amend any Benefit Plan, collective bargaining agreement or other Contract with or for the benefit of, any current or former directors, officers or employees or any of their beneficiaries; or

(i)	make any loan to any person or entity that is not a Group Company; or

(j)	make any material change in any Group Company’s financial accounting principles or methods other than as required by Law including any change to the accounting reference date of any Group Company; or

(k)	(i) make, change or rescind any material Tax election; (ii) file any amended Tax Return with respect to any material Tax; (iii) change any annual Tax accounting period or adopt or change any method of Tax accounting; (iv) enter into any settlement or compromise of any material Tax liability, agree to any adjustment of any material Tax attribute, or surrender any right or claim to a material refund of Taxes; (v) enter into any agreement with any Tax Authority relating to any material Tax liability or that could bind any Group Company after Completion, or file any request for rulings or special Tax incentives with any Tax Authority; or (vi) give or request any waiver or extension of a statute of limitation with respect to a material Tax Return; or

(l)	initiate or settle any Litigation which is material to the Group (taken as a whole) (and excluding for the avoidance of doubt, any proceedings for the purpose of debt collection in the ordinary course of business); or

(m)	amend the articles of association or other charter instruments or similar organizational documents of any Group Company; or

(n)	create, issue, purchase or redeem any class of share capital, securities, securities convertible into shares or right to subscribe in respect of any of the foregoing; or

(o)	liquidate any member of the Group or dispose of any shares in any member of the Group except to another Group Company; or

(p)	enter into, amend or modify any Affiliate Arrangement or Shareholder Loan (other than to terminate all such arrangements in accordance with Clause 15.1 without any Liability to Purchaser or any Group Company from and after Completion); or

(q)	enter into any Contract with a customer who is (i) located in any country targeted by any of the economic sanctions of the United States of America administered by the United States Treasury Department’s Office of Foreign Assets Control provided, however, that if the Seller provides written notice to the Purchaser that a Group Company intends to enter into a Contract with a customer who is located in such a country and that such economic sanctions would not prohibit the Group Company from entering into such a Contract if it were to be entered into after Completion, then the Group Company may enter into such Contract with the Purchaser’s written consent or (ii) a person appearing on the list of Specially Designated Nationals and Blocked Persons issued by the United States Treasury Department’s Office of Foreign Assets Control;

(r)	make any material alteration to the pensions benefits of any employees; or

(s)	agree, conditionally or otherwise, to do any of the foregoing.

SCHEDULE 7

NOTARY LETTER

Cabot Corporation

Attention: [•]

e-mail address: [•]

(“Purchaser”);

N Beta S.à.r.l.

Attention: [•]

e-mail address: [..]

(“Seller”);

[and

[the Lender[s]

Attention: [•]

e-mail address: [..]

(the “Lender”)

Date: [•] 2012

Capitalized terms used but not otherwise defined herein shall have the meaning given to them in the Share Purchase Agreement between, inter alia, the Purchaser and the Seller relating to the sale and purchase of the entire issued share capital of Norit N.V., a limited liability company with corporate seat in Amersfoort, the Netherlands (the “Share Purchase Agreement”).

Re:	Payment instructions in respect of the completion of the sale and purchase of the Sale Shares between the Seller and the Purchaser (the “Transaction”)

Dear [Sirs / Madams],

Introduction

1.	I am a Dutch civil law notary (notaris) with De Brauw Blackstone Westbroek N.V. and practising in Amsterdam, the Netherlands. Acting in such capacity (the “De Brauw Notary”). I refer to Clause 2.4 and Schedule 4 of the Share Purchase Agreement.

Completion and payment instructions

2.1.

I understand that I shall receive, prior to but at the latest at 9.00 am CET on the Completion Date in the De Brauw Notary’s account (the “Notary Account”) with [•] (the “Bank”), [•], account number [•], BIC: [•], IBAN: [•], account name: De Brauw Blackstone Westbroek N.V. Kwaliteitsrekening (USD account), from or on behalf of the Purchaser the amount of USD [•], being the (i) Share Consideration Amount plus

(ii) the Shareholder Loan Amount plus (iii) the Locked Box Interest Amount (the sum of (i) – (iii) being the “Seller Amount”) plus (iv) the Credit Agreement Debt Amount (the “Lenders’ Amount”) and, quoting reference: “Purchase Price – 20538839 – Project Carmen”, or such other amount as will be notified to me in writing by all the addressees of this letter (the “Completion Amount”).

2.2.	Upon receipt of the Completion Amount in the Notary Account, I will confirm in writing receipt thereof to each of the Purchaser and the Seller (the “First Confirmation”), such First Confirmation to be made by email addressed to the Purchaser and the Seller at the addresses and for the attention of the persons mentioned in the address line of this letter above.

2.3.	Upon receipt of the Completion Amount into the Notary Account, I will hold the Completion Amount for the account of the Purchaser as the person who made the payment or on whose behalf the payment was made and until I will hold the Completion Amount for the account of the Seller as the person who becomes entitled thereto (or to part thereof) in accordance with this letter.

2.4.	Immediately upon receipt by me of each of:

a.	the Completion Amount in the Notary Account; and

b.	a notice in the form as attached as Annex 1 to this letter, from the Purchaser and the Seller confirming that the steps referred to under 1 (a) and (b) and 2 (a) of Schedule 4 of the Share Purchase Agreement have been satisfied (the “Notice”),

I will execute the Transfer Deed.

2.5.	Upon execution of the Transfer Deed in accordance with clause 2.4 of this letter, I will:

1.	issue a confirmation of each said receipt in writing to each of the Purchaser and the Seller (the “Second Confirmation”), such Second Confirmation to be made by email addressed to the Purchaser and the Seller at the addresses and for the attention of the persons mentioned in the address line of this letter above;

2.	hold the Seller Amount including any interest accrued since Completion (if any) for the Seller not subject to any condition;

3.	hold the Lenders’ Amount including any interest to be accrued following Completion (if any) for the Lenders not subject to any condition; and

4.	give a payment instruction to the Bank to pay the Seller Amount, including any interest accrued since Completion, to the Seller as soon as possible on the same day if the banking system is still operative to execute wire transfers, or otherwise as soon as possible on the first business day following the Completion Date, to account number [•], BIC: [•], IBAN: [•] with [[•] Bank] at [address bank] in the name of [•]; and

5.	give a payment instruction to the Bank to pay the Lenders’ Amount, including any interest accrued since Completion, to the Lenders as soon as possible on the same day if the banking system is still operative to execute wire transfers, or otherwise as soon as possible on the first business day following the Completion Date, to account number [•], BIC: [•], IBAN: [•] with [[•] Bank] at [address bank] in the name of [•].

Entire agreement

3.	This letter contains all arrangements and understandings between the De Brauw Notary and the addressees with respect to the subject matter of this letter.

Lapse and remedy

4.	In the event that I have not received the Notice from the Purchaser and the Seller within 5 (five) Business Days from the end of the day in which I received all or any amounts of the Completion Amount in the Notary Account, or such later date and time as will be agreed and confirmed in writing to me by all the addressees of this letter (such date and time or agreed date and time, as the case may be, the “Retransfer Moment”), I will (unless all addressees of this letter agree otherwise and confirm the same in writing to me prior to the Retransfer Moment), retransfer immediately all amounts of the Completion Amount received in the Notary Account to the original payee, together with the interest accrued thereon in the Notary account (if any).

Miscellaneous

5.1.	Each of the addressees to this letter hereby (by countersigning) acknowledges and agrees that the De Brauw Notary shall not be responsible for any of the completion documents referred to herein but shall only be obligated for the performance of such duties as are specifically set forth herein. The De Brauw Notary will incur no liability with respect to any action taken or suffered by the De Brauw Notary in reliance upon any notice, direction, instruction (including, without limitation, wire transfer instructions whether incorporated herein or provided in a separate instrument), consent, statement or other document believed by the De Brauw Notary to be genuine and to have been signed by the proper person (and shall have no responsibility to determine the authenticity or accuracy thereof), nor for any action or inaction, except the De Brauw Notary’s own willful misconduct or gross negligence or breach by the De Brauw Notary of the De Brauw Notary’s obligations hereunder. In all questions arising under this letter, the De Brauw Notary may rely on the written advice of counsel.

5.2.	Each of the addressees to this letter hereby (by countersigning) expressly waives any right or claim it might have to allege that any part of the Completion Amount including any interest accrued is to be applied in any manner other than strictly in accordance with the provisions of this letter.

5.3.	The amount and purposes of the various payments in and out of the Notary Account have been determined only on the basis of information provided to the De Brauw Notary by the addressees and the addressees agree that the De Brauw Notary is not responsible for verifying or ascertaining the accuracy, the authenticity or any other aspect of that information nor of any confirmation received pursuant to this letter nor of any agreement or document referred to in this letter.

5.4.	Each of the addressees to this letter hereby (by countersigning) agrees that the De Brauw Notary shall not be liable to any person for any shortfall in the Completion Amount, or any part thereof or interest thereon, or other loss, cost or liability in respect of the operation of this letter (including without limitation in respect of any loss, cost or liability caused by the act, omission, fraud, delay, negligence, insolvency (including bankruptcy, reorganisation, moratorium or similar) or default of any bank, financial institution, clearing system or other person or the directors, officers, employees, agents or representatives of any of the foregoing), unless such liability arises as a result of gross negligence, fraud or wilful misconduct on the part of the De Brauw Notary.

5.5.	Furthermore, each of the addressees to this letter hereby (by countersigning) agrees to indemnify the De Brauw Notary and hold the De Brauw Notary harmless from and against any and all liability to any person that may arise as result of the operation of this letter, unless such liability arises as a result of gross negligence, fraud or wilful misconduct on the part of the De Brauw Notary.

5.6.	The addressees acknowledge and expressly agree that:

a.	the De Brauw Notary is engaged to effect the payment instructions in accordance with this letter having no obligation beyond giving the payment instructions set forth in this letter;

b.	the De Brauw Notary is engaged to effect the payment instructions in accordance with this letter having no obligation or right to convert any amount in any currency into another currency;

c.	with reference to the Rules of Professional Conduct (Verordening beroeps- en gedragsregels) of the Royal Dutch Organisation of Civil Law Notaries (Koninklijke Notariële Beroepsorganisatie), (i) De Brauw Blackstone Westbroek N.V. acts as counsel to the Purchaser in connection with, or acts as counsel for or on behalf of the Purchaser in the event of any dispute relating to, the Transaction or any related agreement, and (ii) the De Brauw Notary acts as independent third party in accordance with this letter even though he is a notaris with De Brauw Blackstone Westbroek N.V.;

d.	the General Terms and Conditions of De Brauw Blackstone Westbroek N.V., of which the addressees acknowledge to have received a copy, are applicable to the services rendered by the De Brauw Notary pursuant to this letter and to supplemental and further assignments of the addressees in relation to this letter; clause 7 of said General Terms and Conditions applies to any and all Dutch and foreign banks involved in the payment instructions given by the De Brauw Notary in connection with this letter; and

e.	where this letter refers to the De Brauw Notary or to “I” or “me”, this shall include the substitute (waarnemer) of the De Brauw Notary appointed in accordance with the applicable provisions of Dutch law (Wet op het notarisambt) or any other notaris with De Brauw Blackstone Westbroek.

5.7.	This letter shall be governed exclusively by Dutch law. All disputes arising in connection with this letter, including disputes concerning the existence and validity thereof, shall be resolved by the competent courts in Amsterdam.

5.8.	Please confirm your agreement to the above arrangements by signing and dating the acknowledgement below and by returning the same to me.

5.9.	The addressees confirm and agree that their respective notices and acknowledgements may be provided to the De Brauw Notary by way of executed counterpart signature pages and by telefax exchange and/or e-mail exchange (provided the attachments are PDF files) and that the De Brauw Notary may send communications to each of them in the same manner. The addressees confirm and agree that the De Brauw Notary may send communications to each of them not to them directly but to their respective legal counsel.

Yours faithfully,

R.W. Clumpkens

De Brauw Notary for De Brauw Blackstone Westbroek N.V.

For acknowledgement of receipt and agreement to the above:

the Seller
By: [•]
Title: [•]
Date: [•] 2012

the Purchaser
By: [•]
Title: [•]
Date: [•] 2012

[
[the Lenders]
By: [•]
Title: [•]
Date: [•] 2012]

ANNEX 1

From:

Cabot Corporation

Attention: [•]

e-mail address: [•]

(“Purchaser”);

and

N Beta S.à.r.l.

Attention: [•]

e-mail address: [•]

(“Seller”)

To:	Mr. R.W. Clumpkens

Civil Law Notary

Fax no.: +31 20 577 1775

De Brauw Blackstone Westbroek N.V.

            [•], 2012

Dear Sir,

Completion Project Carmen

We refer to the Share Purchase Agreement and the Notary Letter dated [•] 2012 (the “Notary Letter”).

Terms and expressions used herein shall, unless otherwise defined herein, bear the meanings ascribed to them in the Notary Letter.

Purchaser and Sellers hereby confirm that the steps referred to under 1 (a) and (b) and 2 (a) of Schedule 4 of the Share Purchase Agreement have been satisfied.

This letter shall be governed by and construed in accordance with the laws of the Netherlands.

Yours faithfully,

Purchaser

Cabot Corporation

By: [•]
Title: [•]

Seller

N Beta S.à.r.l.

By: [•]
Title: [•]

SCHEDULE 8

TAX AFFAIRS

1	Interpretation

1.1	In this schedule, unless the contrary intention appears, words and expressions defined elsewhere in this agreement have the same meaning.

1.2	In this schedule, unless the contrary intention appears, a reference to a paragraph or subparagraph is to a paragraph or subparagraph of this schedule.

2	Preparation of Tax Returns

2.1	Seller shall prepare and file, or procure the preparation and filing of, all Tax Returns in respect of the Group Companies in a manner and on a basis consistent with past practice, to the extent that these are required to be filed on or prior to the Completion Date. To the extent that any such Tax Return relates to a period that includes or starts after the Locked Box Date, Purchaser shall have the right to review such Tax Return at least fifteen (15) Business Days prior to the due date for filing and Seller shall accept and reflect on such Tax Return all reasonable comments of Purchaser.

2.2	Seller and Purchaser shall provide each other such information and render each other such assistance as is reasonably necessary to ensure the proper and timely completion and filing of the Tax Returns of the Group Companies.

3	Tax Audits

3.1	Seller and Purchaser shall provide each other such information and render such assistance as may reasonably be requested in order to ensure the proper and adequate defence of any Tax Audit or other Tax proceeding.

3.2	Seller and Purchaser agree to retain all records that may be required for the conduct of any Tax Audit or other Tax proceedings until the expiration of applicable statutory limitation period and, upon reasonable notice, to provide each other access to all books and records relating to the Group Companies as may be reasonably required to exercise their rights under this paragraph 3.

SCHEDULE 9

SPECIFIED LEAKAGE

To the extent incurred, paid or agreed to be paid between the Locked Box Date and the Completion Date:

(b)	Any fees, costs and expenses of external advisers engaged by the Seller, its direct or indirect shareholders, the Company and/or the Group Companies in relation to the Transaction, including but not limited to running the Data Room, which the Seller expects will not exceed US$367,588;

(c)	Payments by the Seller or any Related Person in the ordinary course of business not related to the Transaction made in accordance with existing contractual arrangements which the Seller expects will not exceed US$20,000;

(d)	The severance payments paid to certain former employees of N International B.V. in the aggregate amount of €963,000 (including Dutch wage taxes in the aggregate amount of €502,000), as set forth in Schedule 10.3(e) of Paragraph 9 (Specific Disclosures) of the Disclosure Letter;

To the extent not repaid to the Group Companies at or prior to Completion:

(e)	The payment by the Seller on behalf of itself, DH N S.à r.l. and N Alpha S.à r.l. of certain taxes in the aggregate amount of €417,000 and ongoing costs for 2012 in the aggregate amount of €270,281, as set forth in Schedule 10.3(f) of Paragraph 9 (Specific Disclosures) of the Disclosure Letter; and

(f)	The aggregate amount of Related Party Loans as of Completion.

Neither this Schedule 9 nor any of the amounts hereon limits any of the Party’s rights and obligations under Clause 10.1 and 10.2 of this Agreement.

SIGNED BY	)
N BETA S.À R.L.	)	/s/ Cedric Stebel
acting by a duly authorised representative	)
in the presence of:-)

Witness:

Signature: /s/ Claire Sharp

Name: Clarie Sharp

Address: 28, Boulevard Royal, L-2669 Luxembourg

Occupation: PA Secretary/Administrator

SIGNED BY	)
CABOT CORPORATION	)	/s/ Patrick M. Prevost
acting by a duly authorised representative	)	President & CEO
in the presence of:-)

Witness:

Signature: /s/ Philip Szabla

Name: Philip Szabla

Address: 2 Seaport Lane, Boston MA 02210

Occupation:

SIGNED BY	)
NORIT N.V. )		/s/ Pascal Keutgens /s/ Ronald D. Thompson
acting by a duly authorised representative	)
in the presence of:-)

Witness:

Signature: /s/ Jodi Walkinshaw	/s/ Gerardus C.P.J. Maters
Name: Jodi Walkinshaw	G. Maters
Address: 45 Pall Mall, London SW145JH	3200 University Ave,
Marshall, TX 75670
Occupation: PA Secretary	CFO